Exhibit 10.1

PURCHASE AGREEMENT

regarding the shares of

Suez-Lyonnaise Télécom SA

and certain Intercompany Loans

dated as of

15 March 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
ARTICLE II SALE OF SHARES AND INTERCOMPANY LOAN; CLOSING
2.1	Purchase and Sale of Shares and Intercompany Loan.
2.2	Closing Consideration.
2.3	Closing Documents.
2.4	Time and Place of Closing.
2.5	Reference Date and Closing Date.
2.6	Provisional Purchase Price and Provisional Consideration Amount.
2.7	Final Determination of the Purchase Price.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE UPC SHAREHOLDER
ARTICLE V COVENANTS OF SELLER AND BUYER
5.1	Investigation of Business; Access to Properties and Records, Etc.
5.2	Efforts; Obtaining Consents.
5.3	Competition Authority Clearance.
5.4	Further Assurances.
5.5	Conduct of the Business and the UPC French Cable Business.
5.6	Public Announcements.
5.7	Confidentiality.
5.8	Provision of Financial Statements, Reports and Certain Other Information.
5.9	Conversion of Portions of Intercompany Loan, Buyer Intercompany Loans and UPC France Intercompany Loan.
5.10	Release of Encumbrances.
5.11	Affiliate Commercial Contracts.
5.12	Tax matters.
5.13	Restrictive Covenants.
5.14	Insurance.
5.15	Sipperec Memorandum of Agreement.
5.16	Sarbanes Oxley.
ARTICLE VI WORKS COUNCILS
ARTICLE VII CONDITIONS TO BUYER’S OBLIGATION TO CLOSE
7.1	Representations, Warranties and Covenants of Seller.
7.2	Competition Filing.
7.3	Notification to the CSA.
7.4	Cannes and Epinal Networks.
7.5	No Injunction.
7.6	2003 Year End RGUs.
7.7	2004 RGUs and Revenues.
7.8	2003 EBITDA and Revenues.

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7.9	Noos Run-Rate EBITDA.
7.10	Rights of Way Renewal.
7.11	No Material Adverse Change.
ARTICLE VIII CONDITIONS TO SELLER’S OBLIGATION TO CLOSE
8.1	UPC Warranties and Buyer Covenants.
8.2	No Injunction.
ARTICLE IX SURVIVAL; INDEMNIFICATION
9.1	Indemnification by Seller.
9.2	Indemnification for Seller Loss.
9.3	Disclosures.
9.4	Update of Disclosures.
9.5	Procedure for update of Disclosure Documents.
9.6	Survival.
9.7	Limitations to the Indemnity Obligations of Seller.
9.8	Limitations to the Indemnity Obligations of the UPC Shareholder.
9.9	Loss.
9.10	Payment of Claims.
9.11	Procedures for Third-Party Claims.
9.12	Procedures for Non-Third Party Claims.
ARTICLE X TERMINATION
10.1	Termination.
10.2	Procedure and Effect of Termination.
ARTICLE XI MISCELLANEOUS
11.1	Counterparts.
11.2	Governing Law; Jurisdiction and Forum.
11.3	Entire Agreement; Third-Party Beneficiary.
11.4	Expenses.
11.5	Notices.
11.6	Successors and Assigns.
11.7	Headings; Definitions.
11.8	Amendments and Waivers.
11.9	Interpretation; Absence of Presumption.
11.10	Severability.
ARTICLE XII GUARANTEE

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SCHEDULES

1	Definitions
2.2.4	Escrow Agreement
2.3.3	Transfer of Loan Agreement (acte de cession de créance)
2.6	Determination of the Cash Consideration, Consideration Shares Amount and the Purchase Price
2.6,3.4.2(a)	Disputed payables
2.6,3.4.2(b)	WL Escrow Agreement
3.	Seller Representations and Warranties
3A.	Seller Specific Warranties
4.	UPC Representations and Warranties
4A.	UPC Specific Warranties
5.11	Buyer Affiliate contracts
5.13	Seller existing shareholdings
7.4 (b)	C&E Escrow Agreement
7.6	RGUs calculation method
7.7	2004 RGUs and Revenues
A	Shareholders Agreement
B	Sipperec Memorandum of Agreement
C	The Budget

APPENDICES

3.2.3	2004 Monthly EBITDA
3.5	2004 Monthly Capex
4.2.3	2004 Monthly UPC France EBITDA and Capex

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This STOCK AND LOAN PURCHASE AGREEMENT (together with the Schedules and Appendices hereto, this “Agreement”), dated as of 15 March 2004 (the “Signing Date”), is by and between Suez SA, a société anonyme organized under the laws of France (“Seller”), MédiaRéseaux SA, a société anonyme organized under the laws of France (“Buyer”), UPC France Holding BV (the “UPC Shareholder”) and UnitedGlobalCom, Inc. (“UGC”).

UGC is party to this Agreement solely for the purpose of Section 5.16 and Article XII.

WHEREAS as at the date of this Agreement, Seller owns 50.1% of the share capital and voting rights in Suez-Lyonnaise Télécom SA (the “Company”) which owns and operates, through its Subsidiaries, a cable business and provides related services in France.

WHEREAS Seller is willing to dispose of its interests in the Company.

WHEREAS Buyer has expressed an interest in acquiring 100% of the share capital and voting rights in the Company and has been invited to perform due diligence on the Companies.

WHEREAS on Closing, Seller will own all of the outstanding shares of the Company (the “Shares”).

WHEREAS Buyer owns all of the UPC French Cable Business.

WHEREAS Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller all of the Shares upon the terms and subject to the conditions set forth herein.

WHEREAS Seller wishes, after capitalizing a portion of the Intercompany Loan, to sell the remaining Intercompany Loan to Buyer upon the terms and subject to the conditions set forth herein.

WHEREAS contemporaneously with the signing of this Agreement, the Parties will sign the Sipperec Memorandum of Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement have the respective meanings indicated in Schedule 1.

ARTICLE II

SALE OF SHARES AND INTERCOMPANY LOAN; CLOSING

2.1 Purchase and Sale of Shares and Intercompany Loan.  At the Closing and subject to the terms and conditions set forth herein, in consideration for the Purchase Price, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Shares and the Intercompany Loan, it being understood that for the purpose of this Agreement, the Shares and the Intercompany Loan may only be sold and purchased together.  The Purchase Price calculated in accordance with Schedule 2.6 will be allocated as follows:

(a) to the Shares existing as at the Signing Date (the “Existing Shares”), an amount equal to EUR one (1), given that the cap on the Base Consideration under Schedule 2.6 is significantly lower than the anticipated level of Noos Financial Debt and Intercompany Loan expected at Closing; and

(b) to the Intercompany Loan, an amount equal to the balance of the Purchase Price, save that with respect to the portion of the Intercompany Loan required to be capitalized pursuant to Section 5.9.1 an amount equal to the Purchase Price less EUR one (1) less the face value of the post-capitalization Intercompany Loan shall be allocated to the shares issued pursuant to Section 5.9.1 (the “Capitalization Shares”).

The amount of the Purchase Price allocated to the purchase of the Intercompany Loan under (b) above will be first allocated to the amount (not to exceed EUR85 million) that will be used for the issuance by Buyer of the Consideration Shares (the “Provisional Consideration Shares Amount”).  The balance of the Purchase Price shall be allocated to the amount that will be paid by Buyer as the Cash Consideration calculated pursuant to Schedule 2.6.

2.2 Closing Consideration.

2.2.1 At the Closing and subject to the terms and conditions set forth herein, Buyer shall pay to Seller the Provisional Purchase Price by:

(a) the issue to Seller, credited as fully paid, of a number of shares (calculated in accordance with Section 2.2.2 and Schedule 2.6) in Buyer representing a maximum of 19.9% of Buyer’s issued share capital (the “Consideration Shares”) by way of set-off against Buyer’s debt to Seller for the Provisional Consideration Shares Amount; and

(b) the wire transfer of immediately available funds equivalent to the Provisional Purchase Price less (i) the Provisional Consideration Shares Amount (the “Closing Cash Payment” including, for the avoidance of doubt the Escrow Amount) and (ii) the Escrow Amount, to the account specified to Buyer by Seller by written notice delivered to Buyer at least three Business Days prior to the Closing Date.

2.2.2 The number of Consideration Shares shall be equal to a number of new shares in Buyer such that the percentage represented by the Consideration Shares compared to the aggregate number of shares in Buyer (including the Consideration Shares) is equal to the percentage represented by the Provisional Consideration Shares Amount compared to the Closing Date Buyer Equity Value.  If the Provisional Consideration Shares Amount exceeds EUR 85 million, the number of Consideration Shares and accordingly the percentage of the issued share capital of Buyer represented by the Provisional Consideration Shares

Amount shall be reduced until the Provisional Consideration Shares Amount is EUR 85 million.

2.2.3 If the Provisional Consideration Shares Amount is equal to or less than EUR 85 million, the Closing Cash Payment shall be the Provisional Purchase Price less the Provisional Consideration Shares Amount.

2.2.4 At the Closing, Buyer will place into an interest-bearing account (the “Escrow Account”) with Crédit Lyonnais acting as escrow agent (the “Escrow Agent”) an amount equal to the higher of (a) 10% of the Closing Cash Payment and (b) the net amount of the Provisional Purchase Price and/or Provisional UPC France Equity Value in dispute, provided that such amount in the Escrow Account will in no event exceed 20% of the Closing Cash Payment (the “Escrow Amount”) pending the determination of the Purchase Price in accordance with Section 2.7 as a reserve against any difference between the Provisional Purchase Price and the Purchase Price.  The release of amounts held in the Escrow Account will be made in accordance with the terms of the Escrow Agreement.

2.3 Closing Documents.

2.3.1 Seller Deliveries.  In addition to the other things required to be done hereunder, at the Closing, Seller shall deliver or cause to be delivered to Buyer the following: (a) an executed counterpart of the Shareholders Agreement dated as of the Closing Date; (b) a certificate, dated the Closing Date and validly executed on behalf of Seller, to the effect that the condition set forth in Section 7.1 shall have been satisfied; (c)  an executed share transfer order transferring the Existing Shares, dated as of the Closing Date; (d) the share register of the Company in which the transfer of Existing Shares has been registered; (e) minutes of the extraordinary general meeting of the Company and copy of the Company’s share register, evidencing issuance of the Capitalization Shares; (f) an executed share transfer order transferring the Capitalization Shares dated as of the Closing Date; (g) the share register of the Company in which the transfer of the Capitalization Shares has been registered; (h) an executed counterpart of the Transfer of Loan Agreement (“acte de cession de créance”) dated as of the Closing Date; (i) an executed counterpart of the Escrow Agreement, the C&E Escrow Agreement, any escrow agreements required to be provided under Schedule 2.6 and the WL Letter of Credit, all dated as of the Closing Date; and (j) such other instruments of sale, conveyance, assignment, transfer and delivery reasonably requested by Buyer as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

2.3.2 Buyer Deliveries.  In addition to the payment under Section 2.2.1(b), the payment into the Escrow Account under Section 2.2.4 and the issue of the Consideration Shares under Section 2.2.1(a) and the other things required to be done hereunder, at the Closing, Buyer shall deliver or cause to be delivered to Seller the following: (a) an executed counterpart of the Shareholders Agreement dated as of the Closing Date; (b) minutes of the extraordinary general meeting of Buyer, and copy of Buyer’s share register, evidencing issuance of the Consideration Shares; (c) a copy of the decision by the Competition Authority clearing the transactions contemplated by this Agreement pursuant to Section 7.2; (d) an executed counterpart of the Transfer of Loan Agreement (“acte de cession de créance”) dated as of the Closing Date, (e) a certificate, dated the Closing Date and validly executed on behalf of Buyer, to the effect that the condition set forth in Section 8.1 shall have been satisfied; (f) an executed counterpart of the Escrow Agreement, the C&E Escrow Agreement, any escrow agreements required to be provided under Schedule 2.6 and any letter of credit required to be provided by the UPC Shareholder under Section 4.3 of Schedule 2.6, all dated as of the Closing Date, and (g) such other instruments as may be reasonably requested by Seller as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

2.3.3 Transfers of Shares and Intercompany Loan.  The transfer of the Shares shall be effected by means of share transfer orders (“ordre de mouvement”).  The transfer of the Intercompany Loan shall be effected by means of the Transfer of Loan Agreement (“acte de cession de créance”) and Buyer will procure that the transfer is notified to the Company by a bailiff (“huissier de justice”) in application of Article 1690 of the French Civil Code.

2.3.4 Increase in Capital of Buyer.  At Closing, an extraordinary general meeting of shareholders of Buyer will be held for the purpose of issuing the Consideration Shares to Seller by way of set-off against Buyer’s debt to Seller for the Provisional Consideration Shares Amount.

2.3.5 Increase in Capital of the Company.  Prior to Closing, Seller shall cause the Company to hold one or more extraordinary general meetings of shareholders for the purpose of issuing the Capitalization Shares.

2.4 Time and Place of Closing.  The Closing shall take place on the Closing Date at 11:00 a.m., Paris time, at the Paris offices of Willkie Farr & Gallagher unless otherwise agreed by the Parties.

2.5 Reference Date and Closing Date.  The “Reference Date” shall be the last day of the month in which the Parties agree, having cooperated and consulted in good faith to reach such agreement, the conditions set out in Articles VII and VIII are expected to be satisfied or waived, unless the Parties reach such agreement less than 15 days before the end of the month in question, in which case the Reference Date shall be the last day of the next month unless the Parties otherwise agree.  The Closing Date will fall on the Business Day immediately following the Reference Date.  Should the Closing not occur on the scheduled Closing Date agreed between the Parties pursuant to this Section 2.5 and this Agreement has not been terminated as a result, the Reference Date and the Closing Date shall be moved, respectively, so as to occur on the last day of the month in which the Closing Date was scheduled to occur and the Business Day immediately following and the Parties shall prepare a replacement Provisional Purchase Price Report and Provisional UPC France Equity Value Report using the process in Section 2.6 accordingly.

2.6 Provisional Purchase Price and Provisional Consideration Amount.  Not later than 15 days prior to the scheduled Closing:

(a) Seller will deliver to Buyer a preliminary report (the “Provisional Purchase Price Report”), prepared in good faith and certified as to completeness by Seller and accompanied by a comfort letter as to its preparation from Seller’s auditors, showing in reasonable detail Seller’s preliminary best estimate of the Purchase Price (the “Provisional Purchase Price”), the Base Consideration, the Noos Financial Debt, the Noos Working Capital Adjustment and the Noos Capital Expenditure Shortfall Adjustment as at the Reference Date and based on management accounts to the month preceding that containing the Reference Date and budget for the month containing the Reference Date; and

(b) Buyer will deliver to Seller a preliminary report (the “Provisional UPC France Equity Value Report”), prepared in good faith and certified as to completeness by Buyer and accompanied by a comfort letter as to its preparation from Buyer’s auditors, showing in reasonable detail Buyer’s preliminary best estimate of the UPC France Equity Value (the “Provisional UPC France Equity Value”), the Base UPC France Enterprise Value, the UPC France Financial Debt, the UPC France Working Capital Adjustment and the UPC France Capital Expenditure Shortfall Adjustment as at the Reference Date and based on management accounts to the month preceding that containing the Reference Date and budget for the month containing the Reference Date, together with the expected Closing Date Buyer Net Debt.

Following receipt of the Provisional Purchase Price Report or the Provisional UPC France Equity Value Report, the recipient Party shall have five (5) Business Days to review such report and supporting information and to notify any disagreements with the estimates contained therein.  If, within such five (5) Business Day period, a notice of disagreement with the estimates set forth in either report is delivered, Buyer and Seller shall negotiate in good faith to resolve any such dispute and to reach an agreement on such estimates two (2) Business Days prior to the Reference Date.  The estimates so agreed upon by Buyer and Seller, or, if the Parties do not reach such an agreement or a notice of disagreement with the estimates is not provided within the time provided, then the estimates set forth in the Provisional Purchase Price Report and the Provisional UPC France Equity Value Report shall be the basis of a combined statement prepared by Buyer two (2) Business Days prior to the Reference Date which shall be used to determine the Provisional Purchase Price and the Provisional Consideration Shares Amount, without prejudice to the Parties’ objection and audit rights which follow in Section 2.7.

2.7 Final Determination of the Purchase Price.

2.7.1 The Final Report.

(a) Within 90 days following the Closing Date Seller will deliver to Buyer audited consolidated accounts (including a consolidated profit and loss account and balance sheet) for the period commencing on January 1, 2004 and ending at the Reference Date for the Companies, prepared by the Company’s management in accordance with French GAAP, consistently applied with past principles and practices and duly certified by Ernst & Young acting in their capacity as statutory auditors of the Company (the “Noos Reference Date Accounts”);

(b) Within 90 days following the Closing Date Buyer will deliver to Seller audited consolidated accounts (including a consolidated profit and loss account and balance sheet) for the period commencing on January 1, 2004 and ending at the Reference Date for the UPC French Cable Business, prepared by Buyer in accordance with French GAAP, consistently applied with past principles and practices and duly certified by KPMG acting in their capacity as statutory auditors of the UPC French Cable Business (the “UPC French Cable Business Reference Date Accounts”);

(c) During the 90-day period referred to above, Ernst & Young and KPMG, in their respective capacities as statutory auditors of the Company and the UPC French Cable Business will work together on an open book basis and will share with one another their work papers, subject to exchange of customary non-reliance letters;

(d) Within 30 days following the receipt of the deliveries provided in paragraphs (a) and (b), each Party will specify in writing any objection with respect to the Noos Reference Date Accounts or the UPC French Cable Business Reference Date Accounts, as applicable. The Parties will consult with one another and their respective auditors to attempt to resolve all questions and points of dispute during such 30-day period;

(e) Within 10 days following the end of the 30-day period referred to in paragraph (d) above, Buyer will deliver to Seller a Final Report consisting of :

(i) a final determination calculated in accordance with Schedule 2.6, based on the Noos Reference Date Accounts, showing in reasonable detail all amounts necessary to calculate the Purchase Price, the Base Consideration, the Noos Financial Debt, the Noos Working Capital Adjustment and the Noos Capital Expenditure Shortfall Adjustment together with any documents substantiating the adjustments and calculations;

(ii) a final determination calculated in accordance with Schedule 2.6, based on the UPC French Cable Business Reference Date Accounts, showing in reasonable detail all amounts necessary to calculate the UPC France Equity Value, the Base UPC France Enterprise Value, the UPC France Financial Debt, the UPC France Working Capital Adjustment and the UPC France Capital Expenditure Shortfall Adjustment together with any documents substantiating the adjustments and calculations and the Closing Date Buyer Net Debt; and

(iii) based on the determinations in (i) and (ii), the Purchase Price, Consideration Shares Amount and corresponding Cash Consideration.

The Final Report will be prepared as at 23:59 hours on the Reference Date, except with respect to the Closing Date Buyer Net Debt, which will be calculated immediately following the Closing and shall include in reasonable detail any unresolved objection of Buyer on the Noos Reference Date Accounts.

2.7.2 Dispute resolution.  If any disputes are not resolved at the time the Final Report is delivered as due, then the Parties will have a further 10 days from delivery of the Final Report to specify in writing any objections with respect to the calculation of the Purchase Price and Consideration Shares Amount as set forth in the Final Report.  Subject to the signing of a customary non-reliance letter, each Party will cause its auditors to make available to the other Party’s auditors their working papers for the Final Report and its review.  The Parties will continue to attempt to resolve any dispute, in conjunction with their respective auditors, for an additional 15 days (i.e. a total of 25 days following delivery of the Final Report).

2.7.3 Resolution by Independent Accountant.  If any objections under Section 2.7.2 are not resolved within the 15-day period specified in the last sentence of Section 2.7.2, then Seller and Buyer shall jointly appoint PricewaterhouseCoopers to act as an independent accountant or, if PricewaterhouseCoopers refuses to act or is conflicted from acting, the most diligent party shall be entitled to request the president of the Commercial Court of Paris by way of summary proceedings (“référé”) (the other party being offered the opportunity to be heard at such proceedings) to appoint a firm of accountants of good international reputation (but excluding any firm already acting as auditors to either of the Parties) who shall be an expert in French GAAP and act as an expert (the “Independent Accountant”).  The Parties shall instruct the Independent Accountant to address and determine the calculation of the Purchase Price and/or the Consideration Shares Amount, as the case may be, and the corresponding Cash Consideration by way of a binding opinion and to conclude its investigation within 60 days of its receipt of instruction.

2.7.4 Opinion of the Independent Accountant.  For the purpose of assessing the Purchase Price and/or the Consideration Shares Amount and corresponding Cash Consideration, the Independent Accountant shall apply the principles set out in Schedule 2.6. Once the Independent Accountant has accepted its assignment and acknowledged the rules applicable thereto, and except to the extent that Seller and Buyer agree otherwise, the Independent Accountant shall, prior to rendering its binding opinion, give each of Seller on the one hand and Buyer on the other hand, 10 days to comment on its draft written binding opinion.  Buyer and Seller shall co-operate with the Independent Accountant and comply with its reasonable requests made in connection with the carrying out of its duties under this Agreement.  In particular, without limitation, Buyer shall procure that the Companies and UPC French Cable Business shall keep up to date and make available to the Independent Accountant their respective books and records during the period from the appointment of the Independent Accountant to the delivery of the Independent Opinion. Subject to the signing by the Independent Accountant of customary non-reliance letters, the Parties will cause their auditors to make available to the Independent Accountant their working papers for the Final Report and its review.  Upon reaching its binding opinion, the Independent Accountant shall cause to be prepared and delivered to each of Buyer and Seller a binding opinion (the “Independent Opinion”) showing the Independent Accountant’s calculation of the Purchase Price and/or Consideration Shares Amount and corresponding Cash Consideration.  The determination of the final Purchase Price and/or Consideration Shares Amount and corresponding Cash Consideration resulting from the Independent Accountant shall be final and binding on the Parties save in the event of manifest error (“erreur grossière”).  The Independent Accountant shall act in accordance with the provisions of Article 1592 of the French Civil Code.

2.7.5 Cash Adjustment.  (x) The Cash Consideration as determined under this Section 2.7 less (y) the sum of the Closing Cash Payment less the Escrow Amount, together with interest thereon from the Closing Date to the date of payment at the 30-day EURIBOR Rate is referred to herein as the “Cash Adjustment”.  If the Cash Adjustment is positive, then payment of the Cash Adjustment will be made by Buyer to Seller within five (5) Business Days from final determination of the Purchase Price in accordance with this Section 2.7 by:

(a) the release to Seller from the Escrow Account of an amount up to the Cash Adjustment (including accrued interest), with any surplus left in the Escrow Account being released to Buyer; and

(b) to the extent the Cash Adjustment (including accrued interest) exceeds the amount held in the Escrow Account, by payment of that excess by Buyer.

If the Cash Adjustment is zero or negative, then within five (5) Business Days from final determination of the Purchase Price in accordance with this Section 2.7:

(c) the Escrow Amount will be released to Buyer from the Escrow Account; and

(d) the Seller will pay to the Buyer an amount equal to the absolute value of the Cash Adjustment (plus accrued interest thereon).

2.7.6 Repayment of UPC Group loans.  Seller acknowledges that, notwithstanding the provisions of the Shareholders Agreement, any Cash Adjustment or release from the Escrow Account paid to Buyer pursuant to Section 2.7.5 shall be applied by Buyer in repayment of an equivalent amount of intercompany loans from the UPC Group to Buyer.

2.7.7 Fees of Independent Accountant.  All fees and expenses of the auditors engaged by Buyer and Seller and the Independent Accountant shall be borne equally by Seller on the one hand and Buyer on the other hand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to, and agrees with, Buyer that on and as of each of the Signing Date and the Closing Date, subject to the provisions of Sections 9.3 to 9.5 of this Agreement, each and every statement set out in Schedules 3 and 3A (the “Seller Warranties”) is true and correct in all respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE UPC SHAREHOLDER

The UPC Shareholder represents and warrants to, and agrees with, Seller that on and as of each of the Signing Date and the Closing Date, subject to the provisions of Sections 9.3 to 9.5 of this

Agreement, each and every statement set out in Schedules 4 and 4A (the “UPC Warranties”) is true and correct in all respects.

ARTICLE V

COVENANTS OF SELLER AND BUYER

5.1 Investigation of Business; Access to Properties and Records, Etc.

5.1.1 Continuing Right of Access.  From the Signing Date to the Closing Date, but subject to any applicable legal or regulatory restriction respecting competition matters, Seller shall cause to be afforded to Buyer and its representatives reasonable access to the Company’s offices, books and records and Buyer shall cause to be afforded to Seller and its representatives reasonable access to the UPC French Cable Business’ offices, books and records, both during normal business hours, in order that Buyer and Seller, as the case may be, may have opportunity to make such investigations as it may reasonably require of the affairs of the Company and the UPC French Cable Business, as the case may be, provided that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations and shall be at the investigating Party’s sole risk and expense.  All requests for access to the offices, books and records of the Company and the UPC French Cable Business, as the case may be, shall be made to such representatives of Seller or Buyer, as the case may be, as Seller or Buyer, as the case may be, shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.  It is further agreed that prior to Closing neither Buyer nor its representatives nor Seller nor its representatives, as the case may be, shall contact any of the employees, customers, suppliers, joint venture partners or other associates or Affiliates of (i) Seller or the Company or Buyer or (ii) the UPC French Cable Business, as the case may be, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representatives of Seller or Buyer, as the case may be.

5.1.2 Company Records.  Seller will ensure that all books and records of the Companies, whether in paper or electronic form, are in the possession of the Companies at Closing.

5.1.3 Retention of Records.  Buyer agrees that for so long as Buyer owns the Shares (a) to cause the Companies to maintain the books and records of the Companies existing on the Closing Date that are in the possession of the Companies and not to destroy or dispose of any thereof for a period of 5 years from the Closing Date or such longer time as either may be required by law or, in the case of all records, schedules and work papers relating to any Tax returns or audits, until the expiration of all applicable statutes of limitations and (b) at any time and from time to time following the Closing Date to direct the Companies to afford Seller, its Affiliates, representatives, accountants and counsel and other advisors, during normal business hours, upon reasonable request, full access to such books, records and other data (including the right to photocopy the same) and to appropriate employees to the extent that such access may be requested for any legitimate purpose, subject to appropriate limitations of non-disclosure and use as Buyer may request at the time of proposed disclosure, at no cost to Seller (other than for reasonable out-of-pocket expenses).  In addition, with respect to paragraph (xvi) of Schedule 3A, Buyer shall provide Seller with the Tax returns for the Companies for any Tax period following between January 1, 2004 and December 31, 2013, within 15 days following filing thereof with the relevant Tax authorities.

5.2 Efforts; Obtaining Consents.

5.2.1 Obligations to Seek Consents.  Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, and to cooperate with the other in connection with the foregoing, including using all commercially reasonable efforts (a) to satisfy any applicable conditions and to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts with third parties, (b) to obtain all consents, approvals and authorizations that are required to be obtained under any national, state, local or foreign law or regulation, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (d) to effect all necessary governmental registrations and filings and submissions of information requested by any Government Authority and to fulfil all conditions set forth in Articles VII and VIII of this Agreement. All notices and applications to, filings with, and other contacts with any Government Authority (other than the Competition Authority) relating to the transactions contemplated hereby shall be made by any Party only after prior consultation with and approval by the other Party, which approval shall not be unreasonably withheld or delayed. Each Party further shall, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, use all reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.  Notwithstanding the foregoing, (y) the provisions of Section 7.2 shall apply to the imposition of conditions to obtaining Competition Authority clearance of the transactions contemplated by this Agreement and (z) subject to Section 7.2, Buyer will not be required to take any action which would result in a materially prejudicial effect on the business of Buyer or any of its Affiliates.

5.2.2 Material Communications.  Each Party shall promptly inform the other Party of any material communication from any Government Authority regarding any of the transactions contemplated hereby.  If either Party or any Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions contemplated hereby, then such Party will endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.  The provisions of Sections 5.3 and 7.2 rather than this Section 5.2.2 shall apply in respect of the Competition Authority.

5.3 Competition Authority Clearance.

5.3.1 Cooperation with Competition Authority.  The Parties shall use their commercially reasonable efforts to co-operate with the relevant Competition Authority in order to enable it to complete its required analysis.

5.3.2 Notification; Procedure with Competition Authority.

(a) Buyer shall file with the Competition Authority a notification of the transactions contemplated by this Agreement.  Seller will provide to Buyer, on a timely basis, all information required in connection with such filing.  To facilitate this process, Seller will provide to Buyer a senior point of contact within Seller’s organization that has knowledge of and access to all economic data regarding Seller and the Business, and who will be available to work in cooperation with Buyer during the time necessary to complete the initial notification form for the Competition Authority.

(b) Each Party will reasonably comply with all information requests of the Competition Authority.  Any information requests in this respect between the Parties will be done in writing.

(c) To the extent practical, each Party will inform the other in advance of all communications with representatives of the Competition Authority in respect of the transactions contemplated by this Agreement and will provide all information necessary as to the status of the procedure with the Competition Authority.  Buyer will co-operate and consult with Seller in connection with (x) all key communications with the Competition Authority and (y) key strategic decisions regarding seeking Competition Authority approval of the transactions contemplated by this Agreement, but Buyer will have final decision making authority as to all such matters following such consultation.  Buyer shall select any economists and other experts in connection with the Competition Authority procedure.

5.3.3 Failure to Obtain Clearance.  If the Competition Authority does not clear the proposed acquisition without condition (excepting only those, if any, agreed to in writing by Buyer pursuant to Section 7.2), or if the Competition Authority clears the proposed acquisition but the Closing is enjoined prior to Closing, then the Parties shall meet and decide whether or not Buyer should appeal such decision or injunction.  Seller will fully co-operate with Buyer in any such appeal.

5.3.4 Costs.  Buyer will pay the filing fees and costs associated with the Competition Authority filing (other than fees and costs of Seller’s advisors and counsel) and all fees and expenses of economists and other experts engaged by Buyer.  Seller will pay all reasonable filing fees and costs associated with respect to other Permits and any required consents and all fees and costs of its advisors and counsel with respect to the Competition Authority filing.

5.4 Further Assurances.  Each Party shall, and shall cause its Affiliates to, from time to time, whether before, at or after the Closing Date, execute, acknowledge and deliver such reasonable further instruments of conveyance and transfer, notices, assumptions, releases and acquittances and take such other reasonable actions as may be reasonably necessary or appropriate to carry out the purposes and intents hereof.

5.5 Conduct of the Business and the UPC French Cable Business.

5.5.1 Steering Committee.  As from the Signing Date, the Parties shall set up a steering committee consisting of 4 members, 2 representing Buyer and 2 representing Seller (the “Steering Committee”).

5.5.2 Conduct of the Business.  From the Signing Date to the Closing, Seller shall procure that each of the Companies operates its business in the ordinary course of its business consistently with past practice so as to preserve the value and goodwill of its business.  None of the decisions listed below shall be taken by the Companies, without the agreement of the Steering Committee:

(a) change their accounting methods or practices (as such accounting methods or practices are described in the appendix to the audited annual accounts of that company) unless provided for by law;

(b) incur any obligation or liability material to the operation of the Business, (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice or in connection with Seller’s refinancing by way of intercompany loan prior to the Reference Date of (i) the third party banking debts of the Companies in a maximum amount of EUR 250 million and (ii) the deferred purchase price payable to NTL Inc.;

(c) mortgage, pledge or subject to any Encumbrances any of their assets, properties or rights, except Encumbrances for Taxes not yet due and payable and purchase money or other minor Encumbrances arising in the ordinary course of business;

(d) enter into any arrangement, commitment or agreement creating any Encumbrance relating to its shares or limiting or restricting in any manner the transferability of its shares, or providing for the voting of its shares, options, warrants, or other rights to purchase any of such securities from any third party;

(e) sell or transfer any of their assets material to the operation of the Business or cancel any debts or claims or waive any rights, except in the ordinary course of business consistent with past practice;

(f) declare, set aside, make or pay any dividend or other distribution in respect of, or redeem any of, their share capital (in cash or otherwise);

(g) enter into any joint venture or similar arrangement;

(h) acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization;

(i) reorganize, dissolve or enter into any plan of liquidation or dissolution or similar proceeding;

(j) cancel, terminate or fail to maintain any insurance policy comparable in amount and scope to current coverage, except if replaced by a new insurance policy providing for at least the same coverage at premiums not materially higher than the insurance policy being replaced;

(k) acquire or agree to acquire any assets or make any investment (or any commitment relating to any such investment) for an amount greater than EUR 2,000,000, or commit to make any capital expenditure in excess of EUR 2,000,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance but, in each case, excluding any investment set forth in the Budget;

(l) enter into any new material contract, or agree to any amendment thereto, or any master agreement (“contrat cadre”), general or specific conditions for the purchase and/or sale of services, products or equipment likely to require future cash outlays in excess of EUR 2,000,000 or new commitments to disburse cash in excess of EUR 2,000,000 in one or a series of payments for the same underlying transaction;

(m) change its digital or analogue television lineup or subscription packages in any material respect except for the change in the digital offering from star system to a tiered system or discontinue the provision of any of its material products or services or change or fail to apply consistently its disconnect policies;

(n) enter into any, or amend, its agreement with TPS or Canal+ or enter into any new, or amend any existing other, agreement with any content provider that either (a) has a term of more than two years or (b) pays the programmer on other than a per actual subscriber basis;

(o) amend or voluntarily terminate or fail to perform any Material Contract;

(p) commence, compromise or discontinue any legal or arbitration proceedings (other than routine debt collection) the amount of which is in excess of EUR 1,000,000; or

(q) lay-off more than 15 of its employees;

(r) make any amendments to the Organizational Documents of any of the Companies except as required pursuant to Section 5.9.1;

(s) enter into any extraordinary transactions, including acquisitions, mergers (“fusion”), spin-offs or split-offs (“scissions ou apports partiels d’actifs”), on-going business sales (“cession de fonds de commerce”) or business rental agreements (“location gérance”);

(t) dispose of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

(u) fail to discharge or satisfy any Encumbrance or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than Liabilities being contested in good faith and for which adequate reserves have been provided and Encumbrances arising in the ordinary course of business;

(v) issue any securities of any nature whatsoever or enter into any agreement to issue any securities except as provided for in Section 5.9.1;

(w) enter into any new (or amend any existing) employee benefit plan, grant any general increase in the compensation (including bonus consistent with past practice granted in the ordinary course of business and profit sharing plan) of, or increase the duration of any employment contracts with the management or employees of the Companies, except as required by law;

(x) incur any obligation or liability for the payment of severance benefits;

(y) terminate the employment or office of any of its officers or Key Employees or appoint any new officer or Key Employee or materially alter the employment or engagement of any officer or Key Employee;

(z) enter into any new, or materially amend any existing, union agreement or work council agreement or pension fund or private benefits arrangements unless provided for by law;

(aa) grant any third party access or use rights over any portion of the Cable Networks;

(bb) restrict the ability of the Companies to compete or enter in any market or offer any product or service;

(cc) borrow money under mezzanine or high yield types of financing from any party (including Affiliates); or

(dd) adopt a new Budget for 2004.

5.5.3 Conduct of the UPC French Cable Business.  From the Signing Date until the Closing, Buyer shall procure that (i) the UPC French Cable Business shall be carried out in the ordinary course of business generally consistent with past practice and so as to preserve the value and goodwill of the business and (ii) the Steering Committee is kept informed of any and all material developments in relation to such business.  Additionally, Buyer shall procure that no UPC France Company does any of the following between the Signing Date and Closing without the consent of the Steering Committee:

(a) carry out any Major Business Combination (as defined in the Shareholders Agreement);

(b) make a fundamental change in the business strategy of the UPC France Companies such that the UPC France Companies’ businesses are not wholly in telecommunications, data distribution and/or content, with related goods and services;

(c) enter into any new material intragroup arrangements that would require the unanimous affirmative vote of the Director(s) nominated by Seller under the Shareholders Agreement, except as provided for in Section 5.9.2;

(d) otherwise do any transactions, or series of transactions, the result of which would fundamentally change the nature or value of the UPC French Cable Business.

5.5.4 The Parties agree that the rights under this Section 5.5 will be exercised in compliance with relevant competition laws.

5.5.5 No approval by the Steering Committee or by any Party as to any action between the Signing Date and Closing shall affect the determination of the Purchase Price and Consideration Shares Amount, including with respect to:

(a) the calculation of the Noos Actual Adjusted EBITDA or Actual Adjusted UPC France EBITDA;

(b) the Noos Working Capital Adjustment or the UPC France Working Capital Adjustment (both as defined in Schedule 2.6); or

(c) the Noos Capital Expenditure Shortfall Adjustment or the UPC France Capital Expenditure Shortfall Adjustment (both as defined in Schedule 2.6).

5.6 Public Announcements.  Subject to applicable laws and stock exchange requirements, from the Signing Date until the Closing Date, each Party shall consult with the other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.

5.7 Confidentiality.  Each Party agrees as a separate and independent agreement that (save as may be required by law or regulation or for the purpose of obtaining in connection with the transactions contemplated in this Agreement any Governmental Authorization or third party consents under any applicable agreement relating to the Companies or the UPC France Companies, as applicable, their respective share capital, assets or business, and then only to the extent so required) it will not at any time hereafter divulge (other than in accordance with Section 5.6) any information in relation to the affairs or businesses of the Companies, the UPC France Companies or the subject matter of this Agreement from the Signing Date until Closing or termination of this Agreement, whichever is the earlier.

5.8 Provision of Financial Statements, Reports and Certain Other Information.

(a) Each Party shall deliver or cause the Companies or the UPC France Companies, as applicable, to deliver to the other Party within 20 days following the close of each month the Management Financial Report for such prior month as well as other material reports that are prepared in the ordinary course of the business by or for the Companies or the UPC France Companies, as applicable, with respect to the operations of their business between the Signing Date and the Reference Date.

(b) Each Party shall deliver to the other Party the 2003 Financial Statements or the UPC 2003 Financial Statements, as applicable, within 3 days following the delivery by the statutory auditors of their report on such financial statements.

(c) Subject to any applicable legal or regulatory restriction regarding competition matters, Seller shall deliver or cause the Companies to deliver material agreements and documents that are concluded after the Signing Date and relate to (i) any changes or proposed future changes in rates charged to subscribers or other customers of any of the Companies, including any legal proceeding initiated in respect of same, (ii) any of the Exploitation Agreements and (iii) TPS, Canal+, and other material Programming Contracts, or (iv) any Government Authority.

5.9 Conversion of Portions of Intercompany Loan, Buyer Intercompany Loans and UPC France Intercompany Loan.

5.9.1 Prior to the Closing Date, Seller shall capitalize such amount of the Intercompany Loan as exceeds the lower of (a) the Provisional Purchase Price less EUR 100 million, and (b) six times the 2003 EBITDA (as calculated in Section 7.8).  Such capitalization of the Intercompany Loan shall be done so as not to create income to the Companies.

5.9.2 Prior to the Closing Date, Buyer shall procure that Buyer Intercompany Loans are paid off or capitalized so that the debt at Buyer at Closing does not exceed EUR 60 million and Buyer shall pay off or capitalize the UPC France Intercompany Loans to the UPC France Companies.  Any such capitalization of Buyer Intercompany Loans and UPC France Intercompany Loans shall be done so as not to create income to the UPC France Companies.

5.10 Release of Encumbrances.  Prior to the Closing, Seller will cause all Encumbrances (if any) with respect to the assets of the Companies to be released so that at the Closing, no Encumbrances shall exist with respect to the assets of the Companies.

5.11 Affiliate Commercial Contracts.  The Parties will use best efforts to agree the material terms of the contracts with respect to the services listed in Schedule 5.11 prior to Closing, recognizing the key principles of (i) permitting Buyer and its Affiliates to realize synergies within the UPC Group and (ii) that the contracts must be in the corporate interest of Buyer, taking into account, in particular, the preservation of the interests of both shareholders in Buyer, but agreement on the material terms of such contracts will not be a condition to Closing.  To the extent agreement with respect to the material terms of contracts for the services listed in Schedule 5.11 is reached prior to Closing, Exhibit 2.2(c)(2) to the Shareholders Agreement will contain at Closing a summary of such services and the corresponding material terms.  As to any services for which agreement on material terms is not reached before Closing, Buyer may nevertheless proceed after

Closing with the implementation of such service arrangements, subject to and in accordance with the procedures of Section 2.2(c)(2) of the Shareholders Agreement.

5.12 Tax matters.

(a) Seller shall prepare and file, or cause to be prepared and filed, all Tax returns with respect to the Companies (i) for any Tax period that ends prior to Closing and (ii) that require to be filed before Closing. Seller will prepare all such returns in accordance with past practices of the Companies.

(b) Buyer shall prepare and file, or cause to be prepared and filed, all Tax returns with respect to the Companies (i) for entire Tax periods that end prior to Closing and (ii) that are required to be filed after Closing.  Unless otherwise required by applicable law, Buyer shall prepare such returns in accordance with the practices of the UPC France Companies, giving due regard to the prior Tax positions of the Companies and that such returns could increase the pre-Closing liability to Tax of the Companies.

(c) Buyer shall prepare and file, or cause to be prepared and filed, all Tax returns with respect to the Companies for straddle periods (any Tax period beginning prior to the Closing and ending after the Closing) and shall provide Seller with a statement setting forth the allocation of liability for Taxes shown on such returns between the portion of the straddle period ending on Closing and the portion of the straddle period beginning after Closing.  Unless otherwise required by applicable law, Buyer shall prepare such Tax returns in accordance with the past practices of the Companies. Seller shall have the right to review and approve such Tax returns and such allocation statement and to consent to the filing of any such returns, which approval and consent shall not be unreasonably withheld.

(d) Seller shall pay, or cause to be paid, all Taxes shown on the Tax returns required to be filed by Seller pursuant to Section 5.12(a) above on or prior to the due date for payment thereof.

(e) Buyer shall pay, or cause to be paid, all Taxes shown as due on each Tax return required to be filed by Buyer pursuant to Section 5.12(b) above on or prior to the due date for payment thereof.  Except to the extent taken into account in the Noos Reference Date Accounts, Seller shall pay, no later than three days prior to the due date for payment thereof, to or at the direction of Buyer, an amount equal to all such Taxes shown as due on such return (it being understood that Seller shall not be required to pay Buyer or the relevant Company for any Taxes previously paid by Seller or the relevant Company prior to Closing (including, for example, by way of payment of estimated Taxes in the Noos Reference Date Accounts)).

(f) Buyer shall pay, or cause to be paid, all Taxes shown as due on each Tax return required to be filed by Buyer pursuant to Section 5.12(c) above on or prior to the due date for payment thereof.  Except to the extent taken into account in the Noos Reference Date Accounts, Seller shall pay, no later than three days prior to the due date for payment thereof, to or at the direction of Buyer, an amount equal to all such Taxes that relate to the portion of the straddle period ending on Closing (it being understood that Seller shall not be required to pay Buyer or the relevant Company for any Taxes previously paid by Seller or the relevant Company prior to Closing (including, for example, by way of payment of estimated Taxes in the Noos Reference Date Accounts)).  The portion of such Taxes required to be reimbursed by Seller pursuant to this paragraph shall be determined in the manner set forth in Section 5.12(h).

(g) For purposes of this Section 5.12, the Parties agree to allocate Tax items between pre-Closing Tax periods and post-Closing Tax periods that end and begin, respectively, on Closing on the basis of a “closing of the books” on Closing.

(h) For purposes of this Article, in the case of any Taxes that are imposed with respect to a straddle period on a periodic basis, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall:

(i) in the case of any Taxes other than corporate income tax (including additional surtaxes), employee profit sharing, VAT, registration duties, payroll taxes, withholding taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including Closing and the denominator of which is the number of days in the entire Tax period, and

(ii) in the case of corporate income tax (including additional surtaxes), employee profit sharing, VAT, registration duties, payroll taxes, withholding taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included Closing.  All determinations necessary to give effect to the allocation set forth in this clause (ii) shall be made in a manner consistent with prior practice of the Companies.

(i) Buyer covenants that from Closing, except as otherwise expressly provided in this Agreement or required by applicable law, it will not cause or permit any Company (i) to take any action from Closing other than in the ordinary course of business (“acte anormal de gestion”), (ii) to make or change any Tax election, amend any Tax return or take any Tax position on any Tax return in each case with respect to a Tax period prior to Closing or (iii) to take any action, or enter into any transaction, merger or restructuring with respect to a Tax period after Closing (or portion of a straddle period after Closing), that would result in any increased Tax liability or reduction of any Tax Asset of Seller.  A reduction in a Tax Asset shall be deemed to occur only as and when Seller would otherwise have realized an actual reduction in cash Taxes to be paid but for the reduction of such Tax Asset.

(j) Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes and interest thereon received by Buyer or any Company attributable to Taxes paid by Seller or any Company with respect to any Tax period prior to Closing or the portion of any straddle period ending on Closing.

(k) Seller covenants that from the date hereof until Closing, except as otherwise expressly provided in this Agreement or required by applicable law, it will not cause or permit any Company to take any action, or enter into any transaction, merger or restructuring that would result in any increased Tax liability or reduction of any Tax Asset of any Company in respect of any Tax period after Closing (or portion of any straddle period beginning after Closing).  A reduction in any Tax Asset shall be deemed to occur only as and when Buyer would otherwise have realized an actual reduction in cash Taxes to be paid but for the reduction of such Tax Assets.

(l) Buyer and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books, accounts, personnel, correspondence and documentation of the Companies) and assistance relating to the Companies as is reasonably necessary for the filing of any return, for the preparation for any audit, for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

(m) Buyer shall devote, or cause to be devoted by the Companies, reasonable resources to dealing with all pre-Closing tax affairs and shall use reasonable endeavors to ensure that they are finalized as soon as reasonably practicable.

(n) Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

5.13 Restrictive Covenants.

(a) From Closing, Seller hereby undertakes to Buyer for the benefit of Buyer, its legal successors in interests and for each of its subsidiaries as may exist from time to time, that neither Seller, nor any of its Affiliates, will either alone or jointly with others, whether as principal, agent, manager, shareholder or in any other capacity, directly or indirectly through any other Person, for its own benefit or that of others, at any time during the period that is the shorter of (i) three years following the Closing Date or (ii) the date that is one year following the date that Seller or any its Affiliates ceases to remain a shareholder in Buyer (the “Restricted Period”): engage in, carry on or invest in the business of owning or operating cable, satellite, wireless, or video DSL networks (the “Restricted Business”) within France (other than the existing shareholdings listed in Schedule 5.13 or as a passive holder for investment only of no more than 5% of any class of shares or other securities in any entity that is so engaging, carrying on or investing in a Restricted Business).  The foregoing covenant is agreed to be fair and reasonable to protect the value of the interests being acquired by Buyer and extension of the covenant for the one year period following the date that Seller or any of its

Affiliates ceases to remain a shareholder in Buyer is agreed to be fair and reasonable to protect confidential information of Buyer to which Seller will have access as a shareholder in Buyer.  If for any reason this restriction is found to be void or ineffective but would be valid and effective if the duration or area of application were reduced or if any other adjustment were to be made such restriction shall apply with such modification as may be necessary to make it valid and effective.

(b) For a period beginning on the date hereof and continuing for a period ending one year following the Closing Date, neither Seller nor any of its Affiliates will solicit or actively seek to hire (other than pursuant to general employment solicitations such as job advertisements) any Key Employee who during such period is employed in the Business, whether or not such person would commit any breach of his contract of service in leaving such employment.  Seller will not be in breach of this paragraph if it or its Affiliate employs any such person after such person has responded to a general advertisement.

5.14 Insurance.  Seller will procure that the Companies do not terminate any of their insurance coverage prior to Closing.  For policies of the Companies that are scheduled to expire within 90 days following Closing, Seller will consult with Buyer as to whether to extend such policies or instead obtain coverage under UPC group policies. If Buyer so requests Seller in writing at least 30 days prior to the Closing Date, Seller will continue to provide to the Companies civil liability insurance coverage in an amount of EUR 50 million under its umbrella insurance policy for a period of no longer than three months after Closing at a cost no higher than the cost charged to the Companies for such coverage during the three month period prior to Closing.

5.15 Sipperec Memorandum of Agreement.  Prior to the Closing Date, Seller shall comply, and cause the Companies to comply, with their obligations under the Sipperec Memorandum of Agreement.

5.16 Sarbanes Oxley.  From the Signing Date, Seller will cause its chief compliance officer to work with UGC or its designee to accelerate the Companies’ Sarbanes Oxley compliance program to help UGC to be Sarbanes Oxley compliant with regard to the Companies’ business on a timely basis.

ARTICLE VI

WORKS COUNCILS

Each of the Parties represents and warrants that, prior to the Signing Date, it has complied with its obligations to conduct consultations with its works council as required by French law.

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver in writing by Buyer, on or prior to the Closing Date, of all of the following conditions:

7.1 Representations, Warranties and Covenants of Seller.  Subject to the provisions of Section 9.4, the Seller Warranties in paragraphs 1, 2, 4, 5, 6, 7, 9, 10(e), 10(f) and 10(g), 10(h), 11(a), 11(b), 11(c), 12(a), 13(d), 14(a) and 14(c), 15(c), 16(f), 18 and 19 of Schedule 3 and the Seller Specific Warranties in Schedule 3A shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.  The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects on and as of the Closing Date.

7.2 Competition Filing.

(a) The transactions contemplated by this Agreement shall have been cleared by the Competition Authority at the end of the Phase 1 investigation period without the withholding by the Competition Authority of its approval to provisions or portions of this Agreement and without the imposition of any condition by the Competition Authority, or a requirement that Buyer propose any undertaking to the Competition Authority as a concession to obtain clearance, that in Buyer’s judgment acting in good faith, will or could have a materially prejudicial effect on the Business, its business or the business of any Liberty Affiliate; or

(b) if the transactions contemplated by this Agreement shall not have been so cleared by the Competition Authority at the end of the Phase 1 investigation period but Buyer has waived part (a) of this condition, the transactions contemplated by this Agreement shall have been cleared by the Competition Authority at the end of the Phase 2 investigation period without the withholding by the Competition Authority of its approval to provisions or portions of this Agreement and without the imposition of any condition by the Competition Authority, or a requirement that Buyer propose any undertaking to the Competition Authority as a concession to obtain clearance, that in Buyer’s judgment acting in good faith, will or could have a materially prejudicial effect on the Business, its business or the business of any of its Affiliates or that of any Liberty Affiliate.

If Buyer decides that any condition imposed or undertaking required by the Competition Authority will or could have a material adverse effect of the type referred to in this Section 7.2, Buyer will provide a reasoned, confidential explanation of its decision to Seller or its counsel.

7.3 Notification to the CSA.  Notification by Seller of the transactions contemplated by this Agreement and the proposed change in the ownership of the Company having been made to the French broadcasting authority (CSA).

7.4 Cannes and Epinal Networks.  Either:

(a) the irrevocable transfer of ownership of the Cannes and Epinal Networks together with all assets used in the provision of services within these areas to Rapp 16 SA which transfer terms include only those representations and warranties acceptable to Buyer, acting reasonably, the consideration for such purchase to be financed by Seller before the Reference Date by way of increase in the Intercompany Loan; or

(b) the payment by the Company (financed by an increase in the Intercompany Loan) into the C&E Escrow Account before the Reference Date of an amount equal to the agreed purchase price of EUR 12,710,772 plus any accrued interest, VAT and real estate transfer tax due on the transfer of the Cannes and Epinal Networks and assets by France Telecom (but so that any such payment and any corresponding liability will not be taken into account in calculating the Noos Working Capital Adjustment).  Such amount to be released up to the amount of the purchase price due on the transfer of the Cannes and Epinal Networks on the completion of such transfer in accordance with the C&E Escrow Agreement.  If the purchase price due on the transfer of the Cannes and Epinal Networks is higher than such amount, Seller will pay such necessary additional amount into the C&E Escrow Account within ten (10) Business Days of becoming aware of the need for such increased purchase price.  If there is a surplus in the C&E Escrow Account after payment of the purchase price due on the transfer of the Cannes and Epinal Networks, such surplus shall be released to the Company.

7.5 No Injunction.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the transactions contemplated by this Agreement.

7.6 2003 Year End RGUs.  The number of RGUs as at December 31, 2003, as calculated in accordance with the principles and methods set forth in Schedule 7.6, is no more than 3.75% below any of the figures set out below:

CATV analog RGUs:	189,553

Digital TV RGUs:	429,923

Data RGUs:	191,300

7.7 2004 RGUs and Revenues.  Figures for any of (a) digital video RGUs, (b) aggregate digital and analog video RGUs, (c) data RGUs and (d) cumulative revenues, as at the end of the last month before the Closing Date for which figures are available being no more than 10% below the figures shown as at the end of such month in the Budget as set forth in Schedule 7.7.

7.8 2003 EBITDA and Revenues.  Delivery by Seller of the 2003 Financial Statements prepared in accordance with French GAAP (a) prepared with a clean audit opinion; and (b) showing no adverse deviation of more than 3.75% from the EBITDA and revenue figures set out below :

EBITDA:                            EUR 61 million (calculated, for this purpose, in accordance with Section 3.2.2 of Schedule 2.6 but excluding adjustment under Sections 3.2.2 (c) (f) (g) and (h) of Schedule 2.6)

Revenues:                     EUR 296 million

7.9 Noos Run-Rate EBITDA.  That the Noos Run-Rate EBITDA of the Business as at Closing as demonstrated by the Management Financial Reports is no less than EUR 70 million.

7.10 Rights of Way Renewal.  Seller and/or the Company has commenced negotiation for the renewal of the rights of way agreements for Paris (expiring on November 17, 2004), Neuilly sur seine (expiring on September 4, 2004) and Boulogne Billancourt (expiring on December 22, 2004) in accordance with the terms of those agreements.

7.11 No Material Adverse Change.  At any time after the Signing Date there shall not have occurred a Material Adverse Change.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of all of the following conditions:

8.1 UPC Warranties and Buyer Covenants.  Subject to the provisions of Section 9.4, the UPC Warranties in paragraphs 1, 2, 4, 5, 6, 7, 10(f) and 10(g), 10(h), 11(a), 11(b), 11(c), 13(d), 14(a) and 14(c), 15(c), 16(f), 18 and 19 of Schedule 4 and the UPC Specific Warranties in Schedule 4A shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.  The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects on and as of the Closing Date.

8.2 No Injunction.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the transactions contemplated by this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Indemnification by Seller.  Subject to the terms and conditions provided in this Article IX, Seller shall indemnify Buyer for the amount of any damage (“préjudice”), loss, debt, penalty or payment (including reasonable attorney’s fees, court costs and out-of-pocket expenses) provided that such damage (“préjudice”), loss, debt or penalty results or has resulted in an immediate or deferred payment or transfer in cash or in kind (a “Buyer Loss”), borne or made by Buyer as a consequence of:

(a) any Seller Warranty or any warranty under the Sipperec Memorandum of Agreement being untrue, inaccurate or incomplete; or

(b) the breach of any covenant made by Seller under this Agreement or under the Sipperec Memorandum of Agreement.

Where Buyer is the beneficiary of an indemnity payment under this Section 9.1, Buyer may direct Seller to make such payment to one or more of the Companies, thereby creating a debt obligation from such company to Buyer.  If Seller pays any sum under this Section 9.1, the amount of the Purchase Price shall be deemed to be reduced by the amount of any such payment.

9.2 Indemnification for Seller Loss.  Subject to the terms and conditions provided in this Article IX, the UPC Shareholder shall indemnify, at the UPC Shareholder’s option, either Seller or Buyer or the relevant UPC France Companies (save that Seller shall be the “Indemnified Party” under this Section 9.2 for the purposes of Section 9.6.4) for the amount of any damage (“préjudice”), loss, debt, penalty or payment (including reasonable attorney’s fees, court costs and out-of-pocket expenses) provided that such damage (“préjudice”), loss, debt or penalty results or has resulted in an immediate or deferred payment or transfer in cash or in kind (a “Seller Loss”), borne or made by Seller or Buyer or the Companies as a consequence of:

(a) any UPC Warranty being untrue, inaccurate or incomplete; or

(b) the breach of any covenant made by Buyer under this Agreement.

Payment of Seller Loss under this Section 9.2 will be made in a way that is (i) non-dilutive to the interests of Seller in Buyer and (ii) tax-effective for Seller, Buyer, the Companies and the UPC Shareholder.  Should the UPC Shareholder choose to pay Seller Loss under this Section 9.2 to Buyer or the Companies, the Parties will use their reasonable endeavors to seek to agree the manner of such payment within 30 days of the final determination of the Seller Loss.  In the absence of agreement, the UPC Shareholder shall make such payment using one of the two following options:

OPTION 1:

(i)                                     The UPC Shareholder will procure that Buyer issues a number of shares in Buyer to each of the UPC Shareholder and Seller in proportion to their existing holdings in Buyer.

(ii)                                  The shares issued to the UPC Shareholder shall be Class A Common Stock and shall be issued at an aggregate premium equal to the Seller Loss less the aggregate nominal value of all the issued shares in Buyer (including the shares referred to in paragraphs (ii) and (iii).

(iii)                               The shares issued to Seller shall be Class B Common Stock and shall be issued at par.

OPTION 2:

(i)                                     The UPC Shareholder will procure that Buyer issues a number of shares to the UPC Shareholder which shares’ nominal value would be equal to Seller Loss.  Seller agrees to waive its pre-emption rights in relation to the issue of such shares.

(ii)                                  The shares issued to the UPC Shareholder shall be Class A Common Stock.

(iii)                               The UPC Shareholder will grant Seller a call option exercisable at an aggregate exercise price of EUR 1 over a proportion of such shares equal to the proportion of the issued capital of Buyer (excluding the shares issued pursuant to paragraph (ii)) represented by Seller’s shares in Buyer.  Such shares transferred to Seller pursuant to the call option shall become Class B Common Stock.

9.3 Disclosures.  Seller and the UPC Shareholder shall not be liable for any claim pursuant to this Article IX relating to any matter specifically disclosed in the Exhibits to the Seller Warranties (with respect to a Buyer Loss) or in the Exhibits to the UPC Warranties (with respect to a Seller Loss) provided, in each case, that such disclosures and information (the “Disclosure Documents”) were sufficiently clear and specific to enable Seller or Buyer, as the case may be, to assess the related risks. For the avoidance of doubt, it is hereby specified that the Seller Specific Warranties and the UPC Specific Warranties shall not be affected, in any manner whatsoever, by the content of the Disclosure Documents.

9.4 Update of Disclosures.  For the purposes of Sections 7.1 and 8.1 of this Agreement, Seller and the UPC Shareholder may, prior to Closing, update any information set forth in their respective Disclosure Documents to reflect any fact, matter or circumstance occurred following the Signing Date, to the extent that such fact, matter or circumstance:

(a) occurred in the ordinary course of the business; and

(b) arose other than as a result of a breach of the obligations of Seller under Article V of this Agreement (with respect to any update of the Exhibits to Seller Warranties), or a breach of the obligations of Buyer under Article V (with respect to any update of the Exhibits to the UPC Warranties).

9.5 Procedure for update of Disclosure Documents.  In the event that Seller or the UPC Shareholder wishes to update any Exhibits to the Seller Warranties or to the UPC Warranties, as applicable, in accordance with Section 9.4 it shall submit the corresponding change to the other Party in writing no later than eight (8) days prior to Closing and the Parties shall discuss in good faith when agreeing upon any such change.  Should the Parties fail to agree upon such change, the Seller Warranties and the UPC Warranties will remain applicable without giving effect to the updated Exhibits not agreed upon.

9.6 Survival.

9.6.1 Survival of Representations and Warranties and Covenants.  Subject to the limitations in this Section 9.6, all of the representations and warranties, covenants and agreements of the Parties contained in this Agreement and in any Schedule to this Agreement and in any certificate or agreement to be delivered at the Closing shall survive the Closing.

9.6.2 Survival Period.  Except as provided in Sections 9.6.2(a) to (i) inclusive, all representations and warranties and all covenants and agreements of the Parties shall survive for a period of two years following the Closing.

(a) All representations, warranties and covenants concerning Taxes, social security contributions or customs shall survive for a period ending on the later of (a) the expiration date of the statute of limitations applicable to such claims and (b) 90 days after the final administrative or judicial determination of any such Tax, social security contributions or customs liability save that the warranties in paragraph (xvi) of Schedule 3A shall survive for a period ending 90 days after the final administrative or judicial determination of any Tax relating to the fiscal year ending 2013.

(b) The Seller Warranties in paragraphs (ix) and (x) of Schedule 3A shall survive for a period of six months following (i) final binding judgment without the possibility of appeal or (ii) a final settlement, of each relevant litigation claim.

(c) The following Seller Warranties shall survive for a period of five years following Closing:

(i) paragraphs 10 (a) (b) (c) (d) (h) and paragraph 11 (d) (e) (f) of Schedule 3; and

(ii) paragraphs (i) (ii) (iii) (iv) (v) (vi) (vii) (viii) of Schedule 3A.

(d) The Seller Warranties in paragraph 6 of Schedule 3 and Seller Warranties in paragraph (xiii) of Schedule 3A and the representations and covenants in the Sipperec Memorandum of Agreement as regards Sipperec 3 shall survive indefinitely.

(e) The Seller Warranties in paragraph (xi) of Schedule 3A and the representations and pre-Closing covenants in the Sipperec Memorandum of Agreement as regards Sipperec 1 and 2 shall survive for a period of the longer of (x) two years after Closing and (y) the earlier of (aa) three (3) months after the signature of a binding settlement agreement with Sipperec regarding all outstanding issues between the Companies and Sipperec, and (bb) December 31, 2006.

(f) The UPC Warranties in paragraph (iii) of Schedule 4A shall survive for a period of six months following (i) final binding judgment without the possibility of appeal or (ii) final settlement, of each relevant litigation claim.

(g) The following UPC Warranties shall survive for a period of five years following Closing:

(i) paragraphs 10(a) (b) (c) (d) (h) and 11(d) (e) (f) of Schedule 4; and

(ii) paragraphs (i) (ii) (iv) and (v) of Schedule 4A.

(h) The UPC Warranties in paragraph 6 of Schedule 4 shall survive indefinitely.

(i) The representations and warranties and all covenants and agreements of Buyer and the UPC Shareholder shall terminate upon Seller ceasing to be a shareholder in Buyer.

9.6.3 The restrictions on either Parties’ rights under this Section 9.6 and Section 9.7 are without prejudice to the rights of the parties to the Sipperec Memorandum of Agreement to require performance, seek redress or enforce remedies under that agreement.

9.6.4 For the avoidance of doubt, no claim may be made after the dates specified in Section 9.6.2 but the ability to continue the pursuit of any claim and the right of indemnification of Buyer or Seller, as the case may be (each, the “Indemnified Party”) shall be maintained after the dates specified in Section 9.6.2 for any claim which may have been notified by the Indemnified Party to the UPC Shareholder, Buyer or Seller, as the case may be, prior to those specified dates.

9.7 Limitations to the Indemnity Obligations of Seller.

9.7.1 De Minimis.  Except for Buyer Loss related to the Seller Warranties in paragraphs 6 and 16(c)(v) of Schedule 3 and paragraph (xiii) of Schedule 3A and the representations and covenants in the Sipperec Memorandum of Agreement pertaining to Sipperec 3, Seller shall not be liable for any Buyer Loss unless the amount of the liability in connection with such individual Buyer Loss pursuant to this Article IX exceeds EUR 50,000, in which case Buyer shall be entitled to claim the whole amount of such Claim and not merely the excess.

9.7.2 Threshold and Deductible.  Except for Buyer Loss related to the Seller Warranties in paragraph 6 of Schedule 3 and Seller Specific Warranties in Schedule 3A and the representations and covenants in the Sipperec Memorandum of Agreement pertaining to Sipperec 3, Seller shall not be liable for any Buyer Loss unless the aggregate amount of the liability of Seller pursuant to this Article IX exceeds EUR 8,000,000, in which event Seller shall be liable only for the amount in excess of EUR 2,500,000.

9.7.3 Liability Ceilings.  The maximum aggregate liability for Buyer Losses which are payable by Seller to Buyer shall not exceed 25% of the Purchase Price, except that the following specific ceilings shall apply to any claim for any breach by Seller of the following Seller Warranties:

(a) the Purchase Price, with respect to the Seller Warranties in paragraph 6 of Schedule 3 and paragraphs (xiv) (xv) and (xvi) of Schedule 3A;

(b) EUR 125,000,000, in aggregate, with respect to claims under paragraphs (i) to (x) of Schedule 3A; and

(c) Seller’s liability for Buyer Loss under the Seller Warranty in paragraph (xiii) of Schedule 3A and the representations and covenants in the Sipperec Memorandum of Agreement (in so far as they relate to Sipperec 3) shall be without limit.

It is agreed that the aggregate maximum amount of liability for Buyer Losses (other than Buyer Losses referred to under (c) above) shall be equal to the Purchase Price.

9.8 Limitations to the Indemnity Obligations of the UPC Shareholder.

9.8.1 De Minimis.  Except for Seller Loss related to the UPC Warranties in paragraph 6 of Schedule 4, the UPC Shareholder shall not be liable for any Seller Loss unless the amount of the liability in connection with such individual Seller Loss pursuant to this Article IX exceeds EUR 50,000, in which case Seller shall be entitled to claim the whole amount of such Claim and not merely the excess.

9.8.2 Threshold and Deductible.  Except for Seller Loss related to the UPC Warranties in paragraphs 6 of Schedule 4 and paragraphs (i) (iii) (iv) (v) of Schedule 4A, the UPC Shareholder shall not be liable for any Seller Loss unless the aggregate amount of the liability of the UPC Shareholder pursuant to this Article IX exceeds EUR 5,000,000, in which event the UPC Shareholder shall be liable only for the amount in excess of EUR 2,500,000.

9.8.3 Liability Ceilings.  The maximum aggregate liability for Seller Losses shall not exceed 25% of the UPC France Equity Value, except that the liability ceiling with respect to any claim under paragraph 6 of Schedule 4 and paragraphs (i) (iii) (iv) (v) of Schedule 4A shall be the UPC France Equity Value. It is agreed that the maximum aggregate amount of liability for Seller Losses shall not exceed the UPC France Equity Value.

9.9 Loss.

9.9.1 Calculation of the Loss.  In calculating Buyer Loss or Seller Loss, as the case may be, the following shall apply:

(a) The amount of any Loss shall be reduced by the amount of any Provision or Overprovision, where, for the purpose of this paragraph (a):

(i) “Provision” shall mean a provision which (aa) was included in the accounts of the company in which the Loss was incurred, suffered or sustained and (bb) it has been established, as at the date of the Claim, that it relates directly to the same nature of risk and the same specific account in the line item in such accounts as the matter giving rise to the Loss, and

(ii) “Overprovision” shall mean the amount of any Provision which has been established to have not been used at the date of the determination of the amount of any indemnification due by the Indemnifying Party, provided that the subject matter of such Provision has been definitively extinguished at such date.

(b) The amount of any Loss shall be reduced by the amount of any indemnification actually paid to the Indemnified Party (or to the relevant Company) by any third party with respect to such Loss (including any insurance proceeds, save that Loss shall include any increase in premium as a result of such insurance claim) and, as the case may be, any amount taken into consideration for the purpose of determining the Purchase Price or the Consideration Shares Amount specifically on account of the matter giving rise to the Loss;

(c) The indemnity shall be computed taking into account any Tax saving which the Indemnified Party or the relevant Company benefits from as a result of the Loss;

(d) If a claim is made in connection with a Tax reassessment which results in a timing difference (e.g. a deferral of an expense or of an income from one fiscal year to another or a deferral of a VAT deduction), the Loss indemnifiable thereunder will be limited to penalties and interest for late payment incurred by the Companies as a consequence of the said reassessment; and

(e) Where the Seller Loss relates to a Loss at Buyer or any of the Companies, and the UPC Shareholder decides to indemnify Seller in accordance with Section 9.2, Seller shall only be entitled to a payment in respect of Seller Loss from the UPC Shareholder equal to a percentage of the Loss at Buyer or any of the Companies equivalent to its percentage shareholding in Buyer.

9.9.2 No Double Recovery.  The Indemnified Party shall not be entitled to be indemnified under this Agreement more than once in respect of the same Loss.

9.10 Payment of Claims.  Buyer Losses and Seller Losses (collectively, “Losses”) shall be paid by Seller or the UPC Shareholder, respectively, as the case may be (each, an “Indemnifying Party”):

(a) promptly upon the expiration of the 45-day time period provided for in Section 9.11, in the absence of an objection by the Indemnifying Party of a direct claim; or

(b) promptly upon the date of an enforceable final award or court decision (with the exception of a provisional order), in the event of a legal challenge by the Indemnifying Party of a direct claim or in the event of a third party claim; or

(c) on the date on which the Parties conclude a settlement agreement.

9.11 Procedures for Third-Party Claims.  Promptly after the receipt by any Indemnified Party of a notice of any claim, action, suit or proceeding by any third party that may be subject to indemnification hereunder, such Indemnified Party shall give prompt written notice of such claim to the Indemnifying Party, stating the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought.  Failure of the Indemnified Party to give prompt written notice in accordance with the foregoing requirements shall not relieve the Indemnifying Party from liability on account of this indemnification, except (a) if and to the extent that the Indemnifying Party is actually prejudiced thereby or (b) a claims notice is not given within the survival period for the applicable representation, warranty, covenant or agreement under Section 9.6, in which case any claim for indemnification shall expire and terminate.  The Indemnifying Party shall have 45 days from receipt of any such notice of claim (x) to give written notice to assume the defense thereof and thereby admit to its liability for indemnification hereunder (except that where a notified claim relates to a Seller Specific Warranty or a UPC Specific Warranty the Indemnifying Party’s right to assume the defense thereof shall be automatic unless the Indemnifying Party does not respond following such 45 day period to a second notice of claim by the Indemnified Party within five Business Days in which event the Indemnified Party shall be entitled to assume the defense thereof) or to otherwise admit to its liability for indemnification hereunder or (y) to dispute the claim of indemnification of the Indemnified Party, in which case the Indemnified Party may defend the claim and any dispute between the Parties will be resolved pursuant to Section 11.2.  If written notice to the effect set forth in clause (x) of the immediately preceding sentence is given by the Indemnifying Party, then the Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the third party claim with counsel of its choice reasonably satisfactory to the Indemnified Party.  So long as the Indemnifying Party has assumed the defense of the third party claim in accordance herewith, (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (b) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably).  The Parties agree that the consent of the Indemnified Party under (c) above will not be required if money damages only are to be paid by the Indemnifying Party under any such judgment or settlement of a third party claim and there is no future impact as a result on the Indemnified Party’s business.  The Indemnified Party shall use commercially reasonable efforts to minimize Losses from claims by third parties and the Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The Parties shall also reasonably cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnifying Party shall have assumed the defense, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

9.12 Procedures for Non-Third Party Claims.  The Indemnified Party shall notify the Indemnifying Party promptly of its discovery of any matter giving rise to the claim of indemnity pursuant hereto, stating the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought.  Failure of the Indemnified Party to give prompt written notice in accordance with the foregoing requirements shall not relieve the Indemnifying Party from liability on account of this indemnification, except (a) if and to the extent that the Indemnifying Party is actually prejudiced thereby or (b) a claims notice is not given within the survival period for the applicable representation, warranty, covenant or agreement under Section 9.6, in which case any claim for indemnification shall expire and terminate.  The Indemnifying Party shall have 45 days from receipt of any such notice to (x) take steps to remedy the default or breach that is the subject of the claims notice or (y) give written notice of dispute of the claim to the Indemnified Party in which case the dispute between the Parties will be resolved pursuant to Section 11.2.  The Indemnified Party shall use commercially reasonable efforts to minimize Losses.  The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters, provided that such access shall not unreasonably disrupt personnel or operations.

ARTICLE X

TERMINATION

10.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

10.1.1 Mutual Consent.  By mutual consent of the Parties.

10.1.2 If Closing Does Not Occur.  By Seller or Buyer, on or after December 31, 2004 if the Closing shall not have occurred by such date, provided that the Party seeking to terminate this Agreement under this Section 10.1.2 is not then in material breach of this Agreement and provided further that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any Party whose failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

10.1.3 If Closing is Enjoined.  By Buyer or Seller, if any court of competent jurisdiction or other Government Authority shall have issued an order, decree or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable), provided that the Party seeking to terminate this Agreement under this Section 10.1.3 is not then in material breach of this Agreement and provided further that the right to terminate this Agreement under this Section 10.1.3 shall not be available to any Party who shall not have used commercially reasonable efforts to avoid the issuance of such order, decree or ruling.  Notwithstanding anything herein to the contrary, save for Section 7.2, the failure of any adversely affected Party to accept any withholding by the Competition Authority of its approval to provisions or portions of this Agreement or the imposition of any condition by the Competition Authority shall not preclude it from exercising its termination rights under this Section 10.1.3 and no Party shall be required to accept any condition if Closing is enjoined on competition grounds by the Competition Authority or by a court following consent by the Competition Authority.

10.1.4 Breach by Seller.  By Buyer if Seller has breached any of its covenants in this Agreement in any material respect and after notice of such breach has not cured such breach by Seller within thirty (30) days following written notice.

10.1.5 Breach by Buyer.  By Seller if Buyer has breached any of its covenants in this Agreement in any material respect and after notice of such breach has not cured such breach by Buyer within thirty (30) days following written notice.

10.2 Procedure and Effect of Termination.  In the event of termination of this Agreement pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that the provisions of Sections 5.1.3 and 10.2 and Article XI shall survive the termination of this Agreement, provided that such termination shall not relieve either Party of any liability for any material breach of any covenant or agreement contained in this Agreement.  If this Agreement shall be terminated, all filings, applications and other submissions made in accordance with this Agreement shall, to the extent practicable, be withdrawn from the Persons to whom they were made.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided that actual receipt of original executed counterparts is confirmed.

11.2 Governing Law; Jurisdiction and Forum.

11.2.1 Any controversy or claim arising out of or relating to this Agreement which cannot be settled amicably shall be submitted to the exclusive jurisdiction of the courts in Paris, France.

11.2.2 The validity, construction, performance and enforceability of this Agreement shall be governed by the laws of France, without application of its conflict of laws principles.

11.3 Entire Agreement; Third-Party Beneficiary.  This Agreement (including agreements incorporated herein) contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.  Except for those provisions hereof respecting the Indemnified Parties, which are intended to benefit and to be enforceable (subject to the terms and conditions herein provided) by such Indemnified Parties, this Agreement is not intended to confer upon any Person not a Party hereto (or its successors and assigns permitted hereby) any rights or remedies hereunder.

11.4 Expenses.  Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all advisory, legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (“Transaction Costs”) shall be paid by the Party incurring such costs and expenses.  None of Seller’s Transaction Costs shall be borne by the Companies and none of UPC Group’s Transaction Costs shall be borne by Buyer.

11.5 Notices.  All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.  Notices shall be effective only upon actual receipt.  Notices to Buyer shall be addressed to:

Anton Tuijten

Boeing Avenue 53

1119 PE Schiphol-Rijk

Postbus 74763

1070 BT Amsterdam

The Netherlands

Fax : +31 20 779 9871

with a copy to:

Jim Ryan (Fax: +31 20 778 9453) at the same address

and

Pierre Roy-Contancin

UPC France

10, rue Albert Einstein

77437 Marne-la-Vallée cedex 02

France

Fax : +33 1 64 61 42 32

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.  Notices to Seller shall be addressed to:

Patrick Buffet

16, rue de la Ville l’Evêque

75008 Paris

France

Fax : +33 1 40 06 64 15

with a copy to:

Michel Sirat (Fax: +33 1 40 06 6682) and Patrice Herbet (Fax: +33 1 40 06 6622) at the same address or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer.

11.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, provided that no Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party.

11.7 Headings; Definitions.  The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.  All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

11.8 Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  Any Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision hereof on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

11.9 Interpretation; Absence of Presumption.

11.9.1 For purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, the word “or” shall not be exclusive and   provisions shall apply, when appropriate, to successive events and transactions.

11.9.2 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

11.9.3 It is understood and agreed that neither the specification of any Euro amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules to this Agreement is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules to this Agreement in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

11.10 Severability.  Any provision hereof which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof or the validity or enforceability of such provision in any other jurisdiction.  The Parties shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the Parties’ original intent.

ARTICLE XII

GUARANTEE

12.1 UGC hereby guaranties to Seller the full, prompt and complete performance by:

(a) Buyer of its payment obligations under Sections 2.2.1 and 2.7.5; and

(b) The UPC Shareholder of its payment obligations under Section 9.2.

12.2 The guarantees in this Article XII shall continue in force until all the obligations of Buyer and the UPC Shareholder, as the case may be, under those Sections have been fully performed.

IN WITNESS WHEREOF, THIS AGREEMENT HAS BEEN SIGNED BY OR ON BEHALF OF EACH OF THE PARTIES AS OF THE DAY FIRST ABOVE WRITTEN.

SUEZ SA

By:	/s/ Patrick Buffet

Name: Patrick Buffet

Title:

MÉDIARÉSEAUX SA

By:	/s/ Anton M. Tuijten

Name: Anton M. Tuijten

Title:

UPC FRANCE HOLDING BV

By:	/s/ Anton M. Tuijten / /s/ Gene Musselman

Name: Anton M. Tuijten/Gene Musselman

Title:

UNITEDGLOBALCOM, INC.

By:	/s/ Anton M. Tuijten / /s/ Shane O’Neill

Name: Anton M. Tuijten/Shane O’Neill

Title:

SCHEDULE 1

DEFINITIONS

“0G Cable Networks” shall mean the Cable Networks that were included in the so-called “Olivia” transaction entered into between France Telecom and Seller in May 2001, including Cable Networks located in the following municipalities:  Paris, Boulogne, Neuilly, Levallois, Vincennes, Saint Mandé, Saint Germain, Cannes, Dijon and Epinal.

“1G Cable Networks” shall mean the Cable Networks located in the 1G Municipalities.

“1G Municipalities” shall mean Mantes, Massy, Evry, Sèvres/St. Cloud/Suresnes (the so-called “3S”), and Toulon.

“2003 Financial Statements” shall mean the consolidated balance sheet for the Companies as of December 31, 2003 and income statement and statement of cash flows for the Companies for the 12 calendar month period ending on December 31, 2003, together with the explanatory notes thereto, which are audited by Ernst & Young.

“30-Day EURIBOR Rate” shall mean as at any date, the rate per annum at which Euro deposits were offered for one month shown on the Reuters Screen as at 11.00 a.m. (Brussels time) on that date.  For this purpose, “Reuters Screen” means the display designated as the EURIBOR= page on the Reuters system or such other page on that system as may replace the EURIBOR= page on the Reuters system for the purpose of displaying interbank offered rates for Euro deposits within member states of the European Union which are participants in European monetary union.

“Accounting Principles” shall mean with respect to the Companies French GAAP applied on a consistent basis by the Companies as detailed in the Appendix to the 2003 Financial Statements and US GAAP applied on a consistent basis with respect to the UPC France Companies.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  As used in this definition, “control” (including, with correlative meanings, “controlled” and “under common control with”) shall have the meaning given to it in Article L233-3 of the French Commercial Code.

“Agreement” shall have the meaning set forth in the Preamble.

“Base Consideration” shall have the meaning set forth in Schedule 2.6.

“Base UPC France Enterprise Value” shall have the meaning set forth in Schedule 2.6.

“Budget” shall mean with respect to the Companies the budget attached as Schedule C.

“Business” shall mean the business of the Companies as at the Signing Date, as the same may change between the Signing Date and the Closing Date in accordance with the terms of this Agreement, which consists of providing internet services and analogue cable television and

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radio signals to residential and business customers, digital television services and telephony services to residential customers and video and data communications services and facilities to business customers.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which banks are required or permitted to close in Paris and Amsterdam.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Intercompany Loans” means all loans from the UPC Group to Buyer.

“Buyer Loss” shall have the meaning set forth in Section 9.1.

“C&E Escrow Account” means the escrow account referred to in Section 7.4(b).

“C&E Escrow Agreement” means the escrow agreement that may be entered into between Seller, Buyer and the Escrow Agent at the Closing to be agreed between Signing and Closing in order for the option in Section 7.4(b) to be available.

“Cable Networks” shall mean any electronic communications network controlled or operated by any of the Companies.

“Cable Networks Agreements” shall mean any agreement entered into between any of the Companies and the Municipalities for the deployment and/or the operation of Cable Networks.

“Cannes and Epinal Networks” means the 0G Networks located in Cannes and Epinal.

“Capitalization Shares” shall have the meaning set forth in Section 2.1(b).

“Cash Adjustment” shall have the meaning set forth in Section 2.7.5.

“Cash Consideration” shall have the meaning set forth in Schedule 2.6.

“Change of Control” shall mean any transfer of control over the business of the Companies or the UPC France Companies, as the case may be, to a third party, whether as a result of a transfer or other transmission of shares or voting rights or the subscription of shares or otherwise.

“Closing” (and, with a correlative meaning, “Close”) shall mean the consummation of the purchase of the Shares and Intercompany Loan by Buyer from Seller.

“Closing Cash Payment” shall have the meaning set forth in Section 2.2.1(b).

“Closing Date” shall mean the Business Day immediately following the Reference Date.

“Closing Date Buyer Equity Value” shall have the meaning set forth in Schedule 2.6.

“Closing Date Buyer Net Debt” shall have the meaning set forth in Schedule 2.6.

“Companies” shall mean the Company and all of its Subsidiaries.

“Company” shall have the meaning set forth in the Recitals.

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“Competition Authority” shall mean the European Commission, the French Ministry of Economy and Finance, and/or the French Competition Council, as the case may be.

“Consideration Shares” shall have the meaning set forth in Section 2.2.1(a).

“Consideration Shares Amount” shall have the meaning set forth in Schedule 2.6.

“Disclosure Documents” shall have the meaning set forth in Section 9.3.

“EBITDA” shall have the meaning set forth in Schedule 2.6.

“Encumbrances” shall mean any rights of pledge, mortgage or usufruct, charges, liens, or attachments or obligation or commitment to grant any rights of pledge, mortgage or usufruct, charges, liens, or attachments at a future date.

“Environmental, Health and Safety Law” shall mean any applicable law or regulation regarding (i) emissions, discharges or wastes in the environment (including without limitation ambient air, surface water, ground water or land) or otherwise regulating the manufacturing, processing, distribution, use, treatments, storage, disposal, transport or handling of pollutants, contaminants, asbestos, chemicals or toxic or hazardous substances or wastes or environmental protection and (ii) health and safety of persons or property, including the protection of the health and safety of employees.

“Escrow Account” shall have the meaning set forth in Section 2.2.4.

“Escrow Agent” shall have the meaning set forth in Section 2.2.4.

“Escrow Agreement” means the escrow agreement to be entered into between Seller, Buyer and the Escrow Agent at the Closing in the form attached in Schedule 2.2.4.

“Escrow Amount” shall have the meaning set forth in Section 2.2.4.

“Existing Shares” shall have the meaning set forth in Section 2.1.(a).

“Exploitation Agreements” shall mean agreements between municipalities and the Companies or the UPC France Companies pursuant to which the Companies or the UPC France Companies, as the case may be, exploit and maintain networks in such municipalities, including side letters related to such agreements.

“Final Report” shall have the meaning set forth in Section 2.7.1.

“France Telecom 0G Network Infrastructure Agreements” shall mean (i) the agreement dated May 18, 2001 between France Telecom and Rapp 16 SA relating to the use of France Telecom infrastructure for the 0G Networks, and (ii) the cahier des charges dated May 18, 2001.

“France Telecom 1G Network Infrastructure Agreements” shall mean the agreement dated May 6, 1999 between France Telecom and NTL Inc., as amended by the letter agreement dated November 22, 2001.

“French GAAP” shall mean the accounting principles generally accepted in France.

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“Government Authority” shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational (including European Community), or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Governmental Authorizations” shall mean any license, exemption, consent or other authorization or clearance, howsoever named from a Government Authority.

“Indebtedness” shall mean indebtedness or other liabilities or obligations of the Companies (other than the Intercompany Debt), in each case in respect of borrowed money, including obligations evidenced by mortgages, notes, bonds, debentures or similar instruments, and obligations under capital leases and obligations with respect to letters of credit or swaps, any unpaid interest owing on any such obligations, and any guarantees, assumptions or similar obligations with respect to any of the foregoing, but shall exclude all Taxes and obligations and liabilities in respect of Taxes.

“Indemnified Party” shall have the meaning set forth in Section 9.6.4.

“Indemnifying Party” shall have the meaning set forth in Section 9.10.

“Independent Accountant” shall have the meaning set forth in Section 2.7.3.

“Independent Opinion” shall have the meaning set forth in Section 2.7.4.

“Intercompany Loan” shall mean the intercompany loan under the agreement dated 14 May, 2002, in the original principal amount of EUR 700 million by Seller as lender to the Company as borrower, together with all accrued interest thereon.

“Key Employees” shall mean:

• Chairman, Patrick Leleu

• COO, Mathias Hautefort

• Controller, Steve Lawson

• Regional Director, Philippe Carillon

• Sale & Marketing, Jacques Guerreau

• IT Director, Claude Glacet

• CFO, Frederic Rombaut

• HR Director, Herve Hannebicque

• Customer Care Director, Franck Guenot

• Network Director, Jean-Paul Tissandier

• PR, Flavie Bitan

• Technology, Jean Villard (independent contractor)

“Liabilities” means as reflected in accordance with French GAAP on the audited consolidated balance sheet for the Company as of the applicable date, the sum, without duplication of amounts, of all amounts and provisions that are included and classified as current or long-term liabilities (including deferred income).

“Liberty” shall mean Liberty, a Delaware Corporation.

“Liberty Affiliate” means any of:

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(a)                                  Liberty;

(b)                                 any entity that acquires all or substantially all of the assets of Liberty or any successor to Liberty, or any New Liberty International Co, by operation or law (including in connection with a merger, consolidation or other business combination) or otherwise (a “Liberty Successor Entity”);

(c)                                  any entity in which immediately following its formation, the executive officers and directors of Liberty or any Liberty Successor Entity, together with its common shareholders, directly or indirectly hold in the aggregate a majority of the voting securities in such entity and which immediately following its formation, holds, directly or indirectly, a majority of shares in UGC or any successor thereto in regard to all or substantially all of UGC’s European broadband distribution assets (“New Liberty International Co”); and

(d)                                 any entity that is directly or indirectly controlled by Liberty, a Liberty Successor Entity or a New Liberty International Co.

For purposes of this Agreement, John Malone will not be considered a Liberty Affiliate.

“Losses” shall have the meaning set forth in Section 9.10.

“Management Financial Reports” shall mean the unaudited management balance sheet income statement and statements of cash flows of the Companies, or the UPC France Companies, as the case may be, for each succeeding month period beginning with 1st March 2004 and ending on the last full month prior to the Closing Date which will be established in the same format and include as to the Companies only the same level of detail as the monthly management reports of the Companies for the two (2) months prior to the Signing Date, which have been provided to Buyer.  With respect to the UPC France Companies, the Management Financial Reports shall be prepared in accordance with prior practice.

“Material Adverse Change” and “Material Adverse Effect” shall mean any change, effect or development that either individually or in combination with other changes, effects or developments are materially adverse to the assets, business, financial condition, results of operation, expected operations or operational condition of the Companies or the UPC France Companies, as the case may be, taken as a whole.  Changes, effects or developments that have only a short-term or transitory impact on the Companies or the UPC France Companies, as the case may be, will not be sufficient in and of themselves to constitute a Material Adverse Change or Material Adverse Effect.  For the sake of clarity, it is acknowledged and agreed that the implementation of the EU directive Paquet telecom shall not constitute a Material Adverse Change or a Material Adverse Effect under this Agreement.

“Material Contract” shall mean all agreements to which any of the Companies is a party or is bound (a) which purport to limit in any material respect, after the Closing, the manner in which, or the localities in which, all or any material portion of the current Business of the Companies is conducted, (b) which involve or are expected by the management of the Company to involve aggregate payments by a party thereto of EUR 2,500,000 or more per annum, which are to be performed in whole or in part after the Closing Date, (c) which would prohibit or materially delay the transactions contemplated by this Agreement, (d) imposing or creating an Encumbrance with respect to the Shares or any part of the assets of the Companies, (e) that is an Exploitation Agreement, (f) which primarily relate to the

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distribution of television programs or channels or to pay-per-view/near-video-on-demand licenses or to the supply of backbone or network access capacity or interconnection rights, and involve aggregate payments by a party thereto of EUR 2,500,000 or more per annum or (g) between any of the Companies and Seller or any Affiliated company (other than the Companies) of Seller.

“Minority Interest Company” shall mean Mantes TV Câble SAELM and Vidéocable 91 SLEC.

“Municipalities” shall mean any municipality or group of municipalities having entered into an Exploitation Agreement with the Companies or the UPC France Companies.

“Noos Capital Expenditure Shortfall Adjustment” shall have the meaning set forth in Schedule 2.6.

“Noos Financial Debt” shall have the meaning set forth in Schedule 2.6.

“Noos Reference Date Accounts” and “Reference Date Accounts” shall have the meaning set forth in Section 2.7.1(a).

“Noos Working Capital Adjustment” shall have the meaning set forth in Schedule 2.6.

“Organizational Documents” shall mean the articles of incorporation (“statuts”) or equivalent organizational document or charter of any Person.

“Parties” shall mean the parties to this Agreement.  For the sake of clarity, UGC is party to this Agreement solely for the purpose of Section 5.16 and Article XII.

“Permit” shall mean any license, exemption, consent or other authorization or clearance, howsoever named from a Government Authority.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Authority.

“Programming Contracts” shall mean any agreements entered into between a Company and a supplier of programming services providing for the supply of content to be distributed on a Cable Network.

“Provisional Consideration Shares Amount” shall have the meaning set forth in Section 2.1.

“Provisional Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Provisional Purchase Price Report” shall have the meaning set forth in Section 2.6(a).

“Provisional UPC France Equity Value” shall have the meaning set forth in Section 2.6(b).

“Provisional UPC France Equity Value Report” shall have the meaning set forth in Section 2.6(b).

“Purchase Price” shall have the meaning set forth in Schedule 2.6.

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“RGU” means an economic accounting unit corresponding to the provision of a sole CATV or Internet access service to a given subscriber (excluding, for the avoidance of doubt, “lifeline” (“Service Antenne”) and subscribers who are not billed) and accounted for on a consistent basis with the 2004 business plan previously furnished to Buyer and the Company’s billing system.

“Reference Date” shall have the meaning set forth in Section 2.5.

“Restricted Business” shall have the meaning set forth in Section 5.13(a).

“Restricted Period” shall have the meaning set forth in Section 5.13(a).

“Seller” shall have the meaning set forth in the Preamble.

“Seller Loss” shall have the meaning set forth in Section 9.2.

“Seller’s Knowledge” means the actual current knowledge of Patrick Buffet and Patrick Lefort after a customary review of their files.

“Seller Specific Warranties” means Seller Warranties in Schedule 3A.

“Seller Warranties” shall have the meaning set forth in Article III.

“Shareholders Agreement” means the agreement between UPC France Holding BV and Seller, as shareholders in Buyer, and UGC in the form attached as Schedule A.

“Shares” shall have the meaning set forth in the Recitals.

“Signing Date” shall have the meaning set forth in the Preamble.

“Sipperec” shall mean the Syndicat Intercommunal de la Périphérie de Paris pour l’Electricité et les Réseaux de Communication, an entity representing a group of French municipalities, having its principal address at 193-197 rue de Bercy, Paris 75012 France.

“Sipperec 3 Agreement” shall mean the Concession Agreement dated November 17, 2000 entered into between Lyonnaise Communications SA and Sipperec.

“Sipperec Memorandum of Agreement” means the agreement between Buyer, Seller and UPC France Holding BV in the form attached as Schedule B.

“Sipperec Settlement Agreements” shall mean the following agreements between Sipperec and Lyonnaise Communications SA:  (i) Procès Verbal de Conciliation-Plaque Nord, dated September 4, 2003; (ii) Procès Verbal de Conciliation – Plaque Sud, dated September 4, 2003; and (iii) Procès Verbal de Conciliation – Sipperec 3, dated September 22, 2003.

“Steering Committee” shall have the meaning set forth in Section 5.5.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding capital stock (or similar interests) having voting power under ordinary circumstances to elect directors (or similar governing body members) shall at the time be held, directly or indirectly, by such Person or by such Person and one or more Subsidiaries of such Person.

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“Tax Asset” means any net operating loss, net capital loss or other credit that could be carried forward or back to reduce Taxes.

“Taxes” means any form of taxation, duties, imposts and levies, whether in France or elsewhere, including (accrued and non-accrued) income tax, corporation tax, advance corporation tax, precompte, capital tax, real estate tax, capital gains tax, inheritance tax, value added tax, customs and other import or export duties, excise duties, stamp duties, social security or other similar contributions, and any interest, penalty, surcharge or fine relating to these Taxes.

“Transaction Costs” shall have the meaning set forth in Section 11.4.

“Transaction Documents” shall mean this Agreement, the Shareholders Agreement, the Sipperec Memorandum of Agreement and the other closing agreements and documents between the Parties referred to in this Agreement.

“Transfer of Loan Agreement” shall mean the agreement in the form attached in Schedule 2.3.3.

“UGC” shall have the meaning set forth in the Preamble.

“UPC 2003 Financial Statements” shall mean the consolidated balance sheet for the UPC France Companies as of December 31, 2003 and income statement and statement of cash flows for the UPC France Companies for the twelve (12) calendar month period ending on December 31, 2003, together with the explanatory notes thereto, which are audited by KPMG.

“UPC Cable Networks” shall mean any electronic communications network controlled or operated by any of the UPC France Companies.

“UPC Cable Networks Agreements” shall mean any agreement entered into between any of the UPC France Companies and the Municipalities for the deployment and/or the operation of UPC Cable Networks.

“UPC France Capital Expenditure Shortfall Adjustment” shall have the meaning set forth in Schedule 2.6.

“UPC France Companies” shall mean Buyer and all of its Subsidiaries (other than the Companies).

“UPC France Equity Value” shall have the meaning set forth in Schedule 2.6.

“UPC France Financial Debt” shall have the meaning set forth in Schedule 2.6.

“UPC France Intercompany Loan” shall mean all loans from the UPC Group to a UPC France Company other than Buyer.

“UPC France Working Capital Adjustment” shall have the meaning set forth in Schedule 2.6.

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“UPC French Cable Business” shall mean ownership and operation by UPC France SA and InterComm France Holding SA and their Subsidiaries of cable TV, cable Internet and telephony services in France.

“UPC French Cable Business Reference Date Accounts” shall have the meaning set forth in Section 2.7.1(b).

“UPC Group” shall mean UGC and its Affiliates excluding the UPC France Companies and after Closing, excluding the Companies.

“UPC Material Contract” shall mean all agreements to which any of the UPC France Companies is a party or is bound (a) which purport to limit in any material respect, after the Closing, the manner in which, or the localities in which, all or any material portion of the current business of the UPC France Companies is conducted, (b) which involve or are expected by the management of Buyer to involve aggregate payments by a party thereto of EUR 2,500,000 or more per annum, which are to be performed in whole or in part after the Closing Date, (c) which would prohibit or materially delay the transactions contemplated by this Agreement, (d) imposing or creating an Encumbrance with respect to the Consideration Shares or any part of the assets of the UPC France Companies, (e) that is an Exploitation Agreement, (f) which primarily relate to the distribution of television programs or channels or to pay-per-view/near-video-on-demand licenses or to the supply of backbone or network access capacity or interconnection rights, and involve aggregate payments by a party thereto of EUR 2,500,000 or more per annum or (g) between any of the UPC France Companies and Buyer or any Affiliated company (other than the UPC France Companies) of Buyer.

“UPC Programming Contracts” shall mean any agreements entered into between a UPC France Company and a supplier of programming services providing for the supply of content to be distributed on a UPC Cable Network.

“UPC Shareholder” shall have the meaning set forth in the Preamble.

“UPC Shareholder’s Knowledge” means the actual current knowledge of Pierre Roy-Contancin, François Marie and Jack Mikallof, after a customary review of their files.

“UPC Specific Warranties” means the UPC Warranties in Schedule 4A.

“UPC Warranties” shall have the meaning set forth in Article IV.

“US GAAP” shall mean the accounting principles generally accepted in the United States of America.

“WL Escrow Account” shall have the meaning set forth in Schedule 2.6.

“WL Escrow Agreement” means the escrow agreement to be entered into between Seller, Buyer and the Escrow Agent at the Closing in the form attached in Schedule 2.6, 3.4.2(b).

“WL Letter of Credit” shall have the meaning set forth in Schedule 2.6.

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SCHEDULE 2.6

DETERMINATION OF THE CASH CONSIDERATION, CONSIDERATION
SHARES AMOUNT AND THE PURCHASE PRICE

1.                                      CASH CONSIDERATION

The Cash Consideration = Purchase Price minus Consideration Shares Amount

2.                                      CONSIDERATION SHARES AMOUNT

1                                          The Consideration Shares Amount = the lesser of (A) .199 times Closing Date Buyer Equity Value or (B) EUR85 million (the “Consideration Shares Amount Cap”).

2                                          The Closing Date Buyer Equity Value =

2.1                                 the Purchase Price; plus

2.2                                 the UPC France Equity Value; minus

2.3                                 Closing Date Buyer Net Debt.

2.4                                 As provided in Section 2.2.2 of this Agreement, if the Consideration Shares Amount would exceed the Consideration Shares Amount Cap, then the number of shares in Buyer and corresponding percentage interest in Buyer of Seller will be reduced so that Seller’s shareholding = number of shares of Buyer times EUR 85 million divided by the Closing Date Buyer Equity Value.

3.                                      CALCULATION OF THE PURCHASE PRICE

3.1                                 Purchase Price

The Purchase Price will be calculated as follows:

(a)                                  Base Consideration (as set out in Section 3.2 below);

(b)                                 Less the Noos Financial Debt (as set out in Section 3.3 below);

(c)                                  Plus or Less the Noos Working Capital Adjustment, depending on whether the adjustment is positive or negative (as set out in Section 3.4 below);

(d)                                 Less the Noos Capital Expenditure Shortfall Adjustment (as set out in Section 3.5 below).

3.2                                 Base Consideration

3.2.1                        The Base Consideration will be calculated in accordance with the following formula (subject to a limitation on the maximum amount of EUR 660,000,000):

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7.25 x Noos Run-Rate EBITDA

Where the “Noos Run-Rate EBITDA” is equal to (i) the Noos Actual Adjusted EBITDA (as defined in Section 3.2.2 below) for the period commencing on 1st January 2004 and ending on the Reference Date (ii) divided by the Noos Budgeted Adjusted EBITDA (as defined in Section 3.2.3 below) for the period commencing on 1st January 2004 and ending on the Reference Date and (iii) multiplied by EUR 86 million.

3.2.2                        The Noos Actual Adjusted EBITDA will be calculated on the basis of the Reference Date Accounts, in accordance with French GAAP applied in a consistent manner.

The Noos Actual Adjusted EBITDA will be equal to the algebraic sum of the following items:

(A)                             the amount of the operating income (“Résultat d’exploitation”) as shown in the Reference Date Accounts;

(B)                               Plus the net amount of the depreciation and amortization expense of tangible and intangible assets (“Dotations amortissements et provisions”) as shown in the Reference Date Accounts;

(C)                               Plus the net amount of the depreciation expense of current assets ( “Dotations provisions sur actif circulant” ) as shown in the Reference Date Accounts;

(D)                               Plus the net amount of the depreciation expense of changes in provisions for contingencies and losses (“Dotations provisions pour risques et charges”) as shown in the Reference Date Accounts;

(E)                                 Minus the net amount of the depreciation and amortization income (“Reprises amortissements et provisions”) as shown in the Reference Date Accounts;

such amount (the “Noos Actual EBITDA”) being adjusted, as the case may be, for the following items to the extent they have been included in the Noos Actual EBITDA:

(a)                                  Plus the amount of all fees, success fees and expenses relating to non recurring activities recorded in the Reference Date Accounts;

(b)                                 Plus the amount of any restructuring costs relating to the “2003 Voluntary Departure Plan and Restructuring Action Plan” and other business optimization expenses related to the “2003 Voluntary Departure Plan and Restructuring Action Plan” recorded as shown in the Reference Date Accounts;

(c)                                  Plus the amount of Seller’s domiciliation fees (“frais de domiciliation”) defined on a consistent basis with the 2003 Financial Statements, recorded in the Reference Date Accounts;

(d)                                 Plus the amount of financial and bank related charges, such as fees related to any Seller guarantee or letter of comfort or fees related to bank debt (but any

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banking cost for running direct debit for client accounts will not be added back), as recorded in the Reference Date Accounts;

(e)                                  Plus the amount of any bad debt losses (“pertes sur créances irrécouvrables”) recorded in the Reference Date Accounts;

(f)                                    Less the amount of the Bad Debts (defined and calculated as per Section 3.2.4 below);

(g)                                 Less the amount of any one-time credit resulting from non-recurring and non-standard reversal of accruals where either no corresponding or similar charge is accounted for in connection therewith or a corresponding charge is accounted for, in which case the amount of the one-time credit shall be taken into account only for the portion of the reversal exceeding such charge in the relevant period;

(h)                                 Plus the amount of any one-time debit resulting from non-recurring and non-standard expenses, where either no corresponding or similar income is accounted for in connection therewith or a corresponding income is accounted for, in which case the amount of the one-time debit shall be taken into account only for the portion of the debit exceeding the corresponding income in the relevant period.

The Noos Actual EBITDA, if and when adjusted in accordance with this Section 3.2.2, being referred to hereinafter as the “Noos Actual Adjusted EBITDA”.

3.2.3                        The “Noos Budgeted Adjusted EBITDA” will be calculated as follows:

(a)                                  Cumulative amount of the monthly budgeted EBITDA appearing in the schedule attached in Appendix 3.2.3 to this Schedule 2.6 with respect to any month elapsed between 1st January 2004 and the Reference Date;

(b)                                 Less the amount of the Bad Debts (as defined in Section 3.2.4 below).

3.2.4                        For the purposes of calculating Noos Actual Adjusted EBITDA and Noos Budgeted Adjusted EBITDA, “Bad Debts” means the amount calculated as follows:

EUR 5million x (number of months elapsed between 1st January 2004 and the Reference Date / 12).

3.2.5                        When calculating the Noos Actual Adjusted EBITDA and the Noos Budgeted Adjusted EBITDA, the following further principles shall be applied:

(a)                                  EBITDA will exclude all one-time restructuring costs;

(b)                                subscriber acquisition costs (direct and indirect marketing costs, reconnection costs) shall not be capitalized, except for physical first connection costs (drop lines);

(c)                                  capitalization of labor cost will be on a basis consistent with prior practice;

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(d)                                 Accruals will be prepared at Closing on a basis consistent with the principles used during prior periods and more generally, all items recorded in the loss and income statement included in the Reference Date Accounts will be prepared on a basis consistent with the principles used during prior periods;

(e)                                  All judgmental areas including, without limitation, bad debt provision (recorded as “provision pour créances douteuses”), holiday accruals (“provision pour conges payés”), programming accruals (recorded as “provisions pour charges de programme”) will be made on a basis consistent with the principles used during prior periods;

(f)                                    If there are one-off discretionary items or discretionary marketing costs (by way of examples, newspaper, television, radio and other media advertising and direct marketing campaigns) in the Budget for the period commencing on 1st January 2004 and ending on the Reference Date which are not spent in the relevant period, their amount will be neutralized as follows: in the formula set forth in Section 3.2.1 for the calculation of the Noos Run-Rate EBITDA, the amount of any such one-off discretionary item or discretionary marketing costs will be added to the numerator with no adjustment of the denominator (so that both Noos Actual Adjusted EBITDA and Noos Budgeted Adjusted EBITDA are calculated with the same level of those discretionary items and discretionary marketing costs).

3.3                                 Noos Financial Debt

The “Noos Financial Debt” shall be calculated based on the Reference Date Accounts as follows:

(a)                                  all outstanding financial debt (including short and long-term debt of a financial nature) for borrowed money from third parties, excluding the Intercompany Loan, as recorded in the Reference Date Accounts;

(b)                                 all financial obligations evidenced by a note, bond, debenture or similar instrument or guaranty recorded in the Reference Date Accounts and including the deferred purchase price payment to NTL, Inc. if outstanding on the Reference Date;

(c)                                  all obligations related to capital leases recorded for in the Reference Date Accounts;

(d)                                 any financing of accounts receivable or inventory (e.g.: securitization, discounted notes) including those without recourse, recorded in the Reference Date Accounts;

(e)                                  any accrued interest, penalties, premium and any fees or expenses relating to the foregoing, recorded in the Reference Date Accounts;

Minus

(f)                                    cash and short term securities recorded as “Valeurs Financières”, “Disponibilités”, “Valeurs Mobilières de Placement”, as shown in the Reference Date Accounts;

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(g)                                 Less any cash deposit in the C&E Escrow Account, if Seller has elected to cause the Company to effect such cash deposit in accordance with Section 7.4 (b) of this Agreement.

3.4                                 Noos Working Capital Adjustment

3.4.1                        Actual Reference Date Noos Working Capital and Normalized Noos Working Capital

For the purpose of calculating the Noos Working Capital Adjustment, the Actual Reference Date Noos Working Capital and the Normalized Noos Working Capital (as defined below respectively) shall be calculated on the basis of the Reference Date Accounts.

When calculating each of the Actual Reference Date Noos Working Capital and the Normalized Noos Working Capital (i) French GAAP shall be applied on a consistent basis with the preparation of the 2003 Financial Statements, (ii)  to the extent they are consistent with French GAAP, the accounting methods, practices and procedures used by the Company for the preparation of the 2003 Financial Statements shall be applied (together with any classification, judgment and estimation methodology applied on a consistent basis) and (iii) the items listed in Section 3.4.2(a), together with the WL Escrow Amount and WL Letter of Credit, shall be excluded.

(a)                                  If the Actual Reference Date Noos Working Capital minus the Normalized Noos Working Capital divided by the Normalized Noos Working Capital (the “Adjustment Percentage”) is less negative than minus five percent (-5%) (eg -3%) and it is less positive than plus five percent (+5%) (eg +3%), then the Noos Working Capital Adjustment shall be deemed to equal zero and there shall be no corresponding adjustment to the Purchase Price.

(b)                                 If the Adjustment Percentage is more negative than minus five percent (-5%) (eg -7%) or more positive than plus five percent (+5%) (eg +7%), then the Noos Working Capital Adjustment shall be the total amount equal to the Actual Reference Date Noos Working Capital minus the Normalized Noos Working Capital and:

(i)                                     if such difference is negative, then the Purchase Price shall be reduced by such difference and

(ii)                                  if such difference is positive, then the Purchase Price shall be increased by such difference.

“Actual Reference Date Noos Working Capital” means:

(a)                                  the sum of the following items:

(i)                                     the amount for which the receivable trade accounts, including unbilled revenues consistent with prior practice, with VAT, net of allowance for doubtful accounts and excluding inter-company balances (“Clients et comptes rattachés, net”), are accounted for in the Reference Date Accounts;

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(ii)                                  the amount for which inventories net of reserves (“Stocks et en-cours, net”) are accounted for in the Reference Date Accounts;

(iii)                               the amount for which other current receivables net of reserves (“Créances diverses”), including taxes receivables and VAT receivables, are accounted for in the Reference Date Accounts;

(iv)                              the amount for which prepaid expenses (“Charges constatées d’avance”) are is accounted for in the Reference Date Accounts, to the extent the Companies remain entitled to receive after Closing the benefits of the services or items in respect of which such prepayment was made;

(v)                                 the amount for which expenses to amortize (“Charges à repartir”) are accounted for in the Reference Date Accounts,

Minus

(b)                                 the sum of the following items

(i)                                     the amount for which payable trade accounts and unrecorded invoices plus VAT (“Fournisseurs et comptes rattachés” and “Dettes sur immobilisations”) net of supplier advances and deposits made to suppliers (“Avances et acomptes versés”), excluding inter-company balances are accounted for in the Reference Date Accounts and excluding the Warranted Liability Items, as defined in Section 3.4.2(a);

(ii)                                  the amount for which customer advances and prepayments (“Avances et acomptes reçus”) are accounted for in the Reference Date Accounts;

(iii)                               the amount for which current Taxes payable (“Dettes fiscales”) are accounted for in the Reference Date Accounts;

(iv)                              the amount for which current accrued compensation (“Dettes sociales”) are accounted for in the Reference Date Accounts;

(v)                                 the amount for which deferred revenues (“Produits constatés d’avance”) are accounted for in the Reference Date Accounts.

“Normalized Noos Working Capital” means:

(a)                                  the sum of the following items:

(i)                                   the amount for which the receivable trade accounts net of allowance for doubtful accounts and excluding inter-company balances (“Clients et comptes rattachés, net”) are accounted for in the Reference Date Accounts and which are stipulated to be equal to 20 Days Amount (as defined below) of sales (“chiffre d’affaires”) plus the VAT that would be included in such stipulated receivables;

(ii)                                  the amount for which inventories net of reserves (“Stocks et en-cours, net”) are accounted for in the Reference Date Accounts;

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(iii)                               the amount for which other current receivables net of reserves (“Créances diverses”) including Taxes receivables and VAT receivables are accounted for in the Reference Date Accounts;

(iv)                              the amount for which prepaid expenses (“Charges constatées d’avance”) are is accounted for in the Reference Date Accounts, to the extent the Companies remain entitled to receive after Closing the benefits of the services or items in respect of which such prepayment was made;

(v)                                 the amount for which expenses to amortize (“Charges à repartir”) are accounted for in the Reference Date Accounts,

Minus

(b)                                 the sum of the following items

(i)                                   the amount for which payable trade accounts and unrecorded invoices plus VAT (“Fournisseurs et comptes rattachés” and “Dettes sur immobilisations”) net of supplier advances and deposits made to suppliers (“Avances et acomptes versés”), excluding inter-company balances are accounted for in the Reference Date Accounts and which are stipulated to be equal to 100 Days Amount (as defined below) of Expenses, plus the VAT that would be included in such Expenses;

(ii)                                  the amount for which customer advances and prepayments (“Avances et acomptes reçus”) are accounted for in the Reference Date Accounts;

(iii)                               the amount for which current Taxes payable (“Dettes fiscales”) are accounted for in the Reference Date Accounts;

(iv)                              the amount for which current accrued compensation (“Dettes sociales”) are accounted for in the Reference Date Accounts;

(v)                                 the amount for which deferred revenues (“Produits constatés d’avance”) are accounted for in the Reference Date Accounts.

For the sake of clarity, it is understood that the Actual Reference Date Noos Working Capital and the Normalized Noos Working Capital shall not include any of the following items:

(i)                                     deferred tax assets and liabilities (“impôts différés actifs et impôts différés passifs”) as shown in the Reference Date Accounts; or

(ii)                                  customer deposits (“Dépôts de garantie”) as shown in the Reference Date Accounts.

For the purpose of this Schedule 2.6, “Day Amount” shall mean, with respect to any item, the amount for which such item is accounted for in the Reference Date Accounts (i) divided by the number of months elapsed between 1st January 2004 and the Reference Date multiplied by 12 and (ii) divided by 365.

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For the purpose of calculating Normalized Noos Working Capital, “Expenses” shall mean the sum of the following items (as shown in the Reference Date Accounts):

•                                          “Achats de marchandises”

•                                          “Variation de stocks de marchandises”

•                                          “Autres achats et charges externes”

•                                          “Autres charges d’exploitation”

•                                          “Acquisitions d’immobilisations incorporelles”

•                                          “Acquisitions d’immobilisations corporelles”

3.4.2                        Warranted Liability Items

(a)                                  The Parties have agreed that Seller will be permitted to exclude from payables for purposes of the calculation of the Actual Reference Date Noos Working Capital, the following types of items, provided that Seller funds at Closing the WL Escrow Amount and provides at Closing the WL Letter of Credit.  The foregoing items are called herein the “Warranted Liability Items”.  The Warranted Liability Items will be reviewed as part of the finalization of the Noos Reference Date Accounts.  Seller shall compensate Buyer for all Warranted Liability Items, net of the amount of the corresponding assets, booked in the Reference Date Accounts as and when paid by the Companies after Closing.

(i)                                     SACEM and ANGOA payables (net of the amount of the corresponding assets), only for the portion of the net amount thereof exceeding an amount equal to 90 Days Amount (as defined in Section 3.4.1) of operating expenses relating to SACEM and ANGOA plus VAT on these operating expenses and accrued Sipperec penalties; and

(ii)                                  The disputed payables listed in Schedule 2.6, 3.4.2(a) which will not exceed EUR 6,033,346.

(b)                                Prior to Closing, Seller and Buyer shall conclude with Crédit Lyonnaise (the “WL Escrow Agent”) an escrow agreement in the form attached as Schedule 2.6, 3.4.2(b) (the “WL Escrow Agreement”) and Seller, at Closing, shall place in an interest-bearing account (the “WL Escrow Account”) with the WL Escrow Agent an amount equal to 10% of the aggregate liability of the Warranted Liability Items (funds deposited from time to time in such account are called herein the “WL Escrow Amount”).  Interest earned on funds in the WL Escrow Account shall be for the account of Seller to the extent remaining in the account when it is dissolved.  Additionally, at Closing, Seller shall deliver an unconditional standby letter of credit from a creditworthy bank acceptable to Buyer in an amount equal to 40% of the Warranted Liability Items for a term of not less than two years (the “WL Letter of Credit”).  If the WL Letter of Credit is not renewed at least 30 days prior to expiry, Buyer may draw the full amount of the WL Letter of Credit and place the proceeds thereof in the WL Escrow Account.

(c)                                  If and when any of the Companies pays any of the Warranted Liability Items, Seller shall have an absolute obligation upon written notice from Buyer to immediately pay or repay that amount, regardless of its size, to Buyer or,

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where the amount is paid from the WL Escrow Amount, replenish the WL Escrow Amount and/or if the WL Letter of Credit is drawn to pay the same, to replenish the WL Letter of Credit such that the WL Escrow Amount is equal to 10% of the remaining Warranted Liability Items and the WL Letter of Credit is equal to 40% of the remaining Warranted Liability Items.

(d)                                 Buyer or any of the Companies shall be able to draw funds from the WL Escrow Account and to draw on the WL Letter of Credit by providing a certificate that the amount is required to be paid.  A copy of such certificate and the corresponding invoice shall be provided to Seller.  Following payment, Buyer shall provide appropriate evidence that payment of such invoice has been effected to Seller.

(e)                                  At the fifth anniversary of Closing, the WL Escrow Agreement shall terminate and any amounts placed with the WL Escrow Agent (plus interest thereon) shall be released in favor of Seller, and the WL Letter of Credit released, except in both cases for any demands for payment of Warranted Liability Items then outstanding.

3.5                                 Noos Capital Expenditure Shortfall Adjustment

The “Noos Capital Expenditure Shortfall Adjustment” will be calculated as follows:

Total budgeted Capital Expenditures for the Companies, excluding budgeted Capital Expenditures related to customer acquisitions, for the period from January 1, 2004 through the Reference Date, appearing in the schedule attached in Appendix 3.5 to this Schedule 2.6;

Less Actual Capital Expenditures for the Companies, excluding actual Capital Expenditures related to customer acquisitions, for the period from January 1, 2004 through the Reference Date, as shown in the Reference Date Accounts;

provided such difference is greater than zero.

4.                                      UPC FRANCE EQUITY VALUE

4.1                                 UPC France Equity Value

The UPC France Equity Value will be calculated as follows:

(a)                                  Base UPC France Enterprise Value (as set out in Section 4.2 below).

(b)                                 Less the UPC France Financial Debt (see Section 4.3 below).

(c)                                  Plus or Less the UPC France Working Capital Adjustment, depending on whether the adjustment is positive or negative (as set out in Section 4.4 below).

(d)                                 Less the UPC France Capital Expenditure Shortfall Adjustment (as set out in Section 4.5 below).

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4.2                                 Base UPC France Enterprise Value

4.2.1                        The “Base UPC France Enterprise Value” will be calculated as follows (subject to a limitation on the maximum amount of the Base UPC Enterprise Value of EUR 103 million):

7.25 x UPC France Run-Rate EBITDA

Where:

“UPC France Run-Rate EBITDA” means:

Actual Adjusted UPC France EBITDA for the period from January 1, 2004 through the Reference Date	x EUR13.4 million
Budgeted Adjusted UPC France EBITDA for the period from January 1, 2004 through the Reference Date

4.2.2                        Actual Adjusted UPC France EBITDA will be prepared in accordance with French GAAP consistently applied.  When calculating the Actual Adjusted UPC France EBITDA, the principles set forth in Section 3.2.2 shall apply mutatis mutandis.

4.2.3                        The Budgeted Adjusted UPC France EBITDA will be calculated as follows:

(a)                                  Cumulative amount of the monthly Budgeted UPC France EBITDA appearing in the schedule attached in Appendix 4.2.3 to this Schedule 2.6 with respect to any month elapsed between 1st January 2004 and the Reference Date;

(b)                                 Less the amount of the Bad Debts (as defined in Section 4.2.4 below).

4.2.4                        For the purposes of calculating Actual Adjusted UPC France EBITDA and Budgeted Adjusted UPC France EBITDA, “Bad Debts” means an amount equal to 2% of revenue for the period from January 1, 2004 through the Reference Date.

4.2.5                        When calculating the Actual Adjusted UPC France EBITDA and the Budgeted Adjusted UPC France EBITDA, the principles set forth in Section 3.2.5 shall apply mutatis mutandis.

4.3                                 UPC France Financial Debt

The UPC France Financial Debt shall be calculated for the UPC France Companies, excluding Buyer, based on the UPC French Cable Business Reference Date Accounts as follows:

(a)                                  all outstanding financial debt (including short and long-term debt of a financial nature) for borrowed money from third parties including vis-à-vis any UPC Affiliate that is not a UPC France Company (but excluding intercompany trading balances with Chello) in the ordinary course of business, recorded in the UPC French Cable Business Reference Date Accounts;

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(b)                                all financial obligations evidenced by a note, bond, debenture, guaranty or similar instrument recorded in the UPC French Cable Business Reference Date Accounts that are not payable to a UPC France Company;

(c)                                  all obligations related to capital leases recorded for in the UPC French Cable Business Reference Date Accounts;

(d)                                any financing of accounts receivable or inventory (e.g.: securitization, discounted notes) including those without recourse, recorded in the UPC French Cable Business Reference Date Accounts;

(e)                                  any accrued interests, penalties, premium and any fees or expenses relating to the foregoing, recorded in the UPC French Cable Business Reference Date Accounts;

Minus

(f)                                    cash and short term securities recorded as “Valeurs Financières”, “Disponibilités”, “Valeurs Mobilières de Placement”, as shown in the UPC French Cable Business Reference Date Accounts.

UPC France Financial Debt shall exclude all loans and other obligations between UPC France Companies and all intra-group loans that are capitalized or otherwise paid off before Closing.  Buyer intends to restructure the capital leases pertaining to the Cité Cable group, which the UPC France Companies treat as debt (the “Capital Leases”).  Buyer is seeking to obtain a reduction of EUR 7 million.  Buyer may exclude up to EUR 7 million of the Capital Leases from the calculation of UPC France Financial Debt (the “Excluded Capital Lease Amount”), provided Buyer establishes an interest-bearing cash escrow with Crédit Lyonnaise or another bank acceptable to Seller and/or a standby letter of credit from Crédit Lyonnaise or another creditworthy bank acceptable to Seller in a total amount equal to 50% of the Excluded Capital Lease Amount.  The escrow and/or letter of credit will remain outstanding until a restructuring of the Capital Leases is achieved.  If Buyer has not obtained a restructuring so as to obtain a reduction in the Capital Leases outstanding equal to the Excluded Capital Lease Amount by the date (the “CL Settlement Date”) that is 24 months following the Closing Date (any portion of the Excluded Capital Lease Amount that has not been successfully reduced being referred to as the “Remaining CL Amount”), then the UPC Shareholder will then make a cash settlement to Seller in the amount equal to 19.9% of the Remaining CL Amount.  For avoidance of doubt, the charges under the Capital Leases will not be included in the calculation of UPC France Run-Rate EBITDA.  The UPC Shareholder will pay, and indemnify Buyer and the UPC France Companies from, the lease payments attributable to the Excluded Capital Lease Amount between Closing and the CL Settlement Date.

4.4                                 UPC France Working Capital Adjustment

The UPC France Working Capital Adjustment Amount will be calculated mutatis mutandis as per Section 3.4.1 without any reference to Sipperec which is non-applicable and the amount in (b)(i) of the definition of Normalized Noos Working Capital shall be stipulated to be 130 Days Amount of Expenses, rather than 100 Days Amount.

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4.5                                 UPC France Capital Expenditure Shortfall Adjustment

The UPC France Capital Expenditure Shortfall Adjustment will be calculated as follows:

Total budgeted Capital Expenditures for the UPC France Companies (appearing in the schedule attached in Appendix 4.5 to this Schedule 2.6), excluding budgeted Capital Expenditures related to customer acquisitions, for the period from January 1, 2004 through the Reference Date;

Less Actual Capital Expenditures for the UPC France Companies, excluding actual Capital Expenditures related to customer acquisitions, for the period from January 1, 2004 through the Reference Date;

provided such difference is greater than zero.

5.                                      CLOSING DATE BUYER NET DEBT

1.                                       “Closing Date Buyer Net Debt” means Closing Date Buyer Gross Debt less Buyer Cash.

2.                                       “Closing Date Buyer Gross Debt” means the following as at Closing and without duplication, and excluding Noos Financial Debt and UPC France Financial Debt (which are separately adjusted for as provided above):

2.1                                 All outstanding loans and open accounts and bank account overdrafts of Buyer, whether a current liability or a long-term liability.

2.2                                 All obligations of Buyer evidenced by a note, bond, debenture, guaranty or similar instrument.

3.                                       “Buyer Cash” means cash and cash equivalents on hand within Buyer and its subsidiaries at Closing, but only if and to the extent that such cash is not taken into account in calculating the Noos Working Capital Adjustment Amount or the UPC France Working Capital Adjustment Amount.

4.                                       The new intergroup financing that is contemplated to be made by the UPC Group to Buyer at Closing shall bear interest at EURIBOR plus 5.5% per annum.

6.                                      BUDGETS

The respective detailed 2004 budgets for the Companies and the UPC France Companies are attached at Schedule C and to this Schedule 2.6 respectively.

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